UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Proto Labs, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(763) 479-3680

Fax: (763) 479-2679

April 10, 2014

Dear Fellow Shareholder:

The Board of Directors of Proto Labs, Inc. joins me in extending a cordial invitation to attend our 2014 Annual Meeting of Shareholders (the “Annual Meeting”), which will be held at Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on Tuesday, May 20, 2014 at 9:00 a.m. local time.

We will be using the “Notice and Access” method of furnishing proxy materials over the Internet to our shareholders that hold our common stock on account at a brokerage firm, bank or similar organization. We believe that this process will provide you with a convenient and quick way to access your proxy materials and vote your shares, while allowing us to reduce the environmental impact of our Annual Meeting and the costs of printing and distributing the proxy materials. On or about April 10, 2014, the organization holding your account will mail to you a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement and Annual Report on Form 10-K and vote electronically over the Internet. The Notice also contains instructions on how to receive a paper copy of your proxy materials.

If you are a shareholder whose shares are registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, you will receive a printed copy of the Proxy Statement and our Annual Report on Form 10-K by mail.

It is important that your shares be represented at the Annual Meeting whether or not you plan to attend in person. Please vote electronically over the Internet or, if you receive a paper copy of the proxy card by mail, you may vote by Internet or telephone or by returning your signed proxy card in the envelope provided. If you do attend the Annual Meeting and desire to vote in person, you may do so by following the procedures described in the Proxy Statement even if you have previously sent a proxy.

We hope that you will be able to attend the Annual Meeting and we look forward to seeing you.

Very truly yours,

Lawrence J. Lukis

Chairman of the Board

PROTO LABS, INC.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 20, 2014

________________

Proto Labs, Inc. will hold its 2014 Annual Meeting of Shareholders at Faegre Baker Daniels LLP located at 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, on Tuesday, May 20, 2014. The Annual Meeting will begin at 9:00 a.m. local time. The proxy materials were either made available to you over the Internet or mailed to you beginning on or about April 10, 2014. At the Annual Meeting, our shareholders will:

1.	Elect eight directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

2.	Vote on the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

3.	Vote on an advisory basis to approve the compensation of the officers disclosed in the proxy statement mailed or made available to you, which we refer to as a “say-on-pay” vote.

4.	Vote on an advisory basis on the frequency for our future say-on-pay votes, which we refer to as a “say-when-on-pay” vote.

5.	Act on any other matters that may properly come before the Annual Meeting, or any adjournment or postponement thereof.

The board of directors recommends that shareholders vote FOR each of the following:

1.	The director nominees named in the accompanying Proxy Statement.

2.	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

3.	The approval of the say-on-pay proposal.

The board of directors recommends that shareholders vote ONE year on the say-when-on-pay vote.

Only shareholders of record at the close of business on March 25, 2014 may vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

William R. Langton

Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, we urge you to vote as soon as possible. If you received the Notice of Internet Availability of Proxy Materials (the “Notice”), you may vote via the Internet as described in the Notice. If you received a copy of the proxy card by mail, you may vote by Internet or telephone as instructed on the proxy card, or you may sign, date and mail the proxy card in the envelope provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2014.

Our Proxy Statement for the 2014 Annual Meeting of Shareholders and our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at www.proxyvote.com

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING	1
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	6
CORPORATE GOVERNANCE	8
Board Leadership Structure	8
Risk Oversight	8
Nominating Process and Board Diversity	8
Director Independence	9
Code of Business Conduct and Ethics	9
Communications with the Board and Corporate Governance Guidelines	9
Board Meetings	10
Committees of the Board	10
Certain Relationships and Related Party Transactions	11
Compensation Committee Interlocks and Insider Participation	13
Section 16(a) Beneficial Ownership Reporting Compliance	14
PROPOSAL 1 ELECTION OF DIRECTORS	15
General Information	15
Nominees	15
Voting Agreement	18
Voting Information and Board Voting Recommendation	18
COMPENSATION DISCUSSION AND ANALYSIS	19
Overview	19
Executive Compensation Philosophy and Objectives	19
Summary Compensation Table	30
Grants of Plan-Based Awards	31
Outstanding Equity Awards at 2013 Year-End	31
Option Exercises and Stock Vested in 2013	32
Pension Benefits	32
Nonqualified Deferred Compensation	32
Potential Payments Upon Termination or Change in Control	32
Information Regarding Equity-Based Compensation Plans	37
COMPENSATION COMMITTEE REPORT	38
Compensation Risk Assessment	38
Conflict of Interest Analysis	38
DIRECTOR COMPENSATION	39
Non-Employee Director Compensation for 2013	40
Non-Employee Directors – Outstanding Equity Awards at 2013 Fiscal Year-End	40
PROPOSAL 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	41
AUDIT COMMITTEE REPORT	42
FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	43
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION	44
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION	45
OTHER MATTERS	46
SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS	46
Proposals Included in the Proxy Statement	46
Proposals Not Included in the Proxy Statement	46
ADDITIONAL INFORMATION	46

PROTO LABS, INC.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

________________

PROXY STATEMENT

________________

The board of directors of Proto Labs, Inc. (the “Company”) is soliciting proxies for use at the Annual Meeting to be held on May 20, 2014, and at any adjournment or postponement of the meeting.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Who can vote?

A:

You can vote if you were a shareholder at the close of business on the record date of March 25, 2014 (the “Record Date”). There were a total of 25,606,040 shares of our common stock outstanding on the Record Date. The notice of annual meeting, this Proxy Statement and any accompanying proxy card, the Annual Report on Form 10-K for 2013, and, if your shares are held in an account at a brokerage firm, bank or similar organization, the Notice of Internet Availability of Proxy Materials (the “Notice”), were mailed and first made available to you beginning on or about April 10, 2014. The Proxy Statement summarizes the information you need to vote at the Annual Meeting.

Q:	Who can attend the Annual Meeting?

A:

All shareholders as of the Record Date, or their duly appointed proxies, may attend the Annual Meeting. If you hold your shares in street name, then you must request a legal proxy from your broker or nominee to attend and vote at the Annual Meeting.

Q:	What am I voting on?

A:	You are voting on:

• Election of eight nominees as directors to hold office until the next Annual Meeting of Shareholders or until their successors are duly elected.

• Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014.

• Approval on an advisory basis of the compensation of our officers disclosed in the Proxy Statement, which we refer to as a “say-on-pay” vote.

• Recommendation on an advisory basis of the frequency for our future say-on-pay votes, which we refer to as a “say-when-on-pay” vote.

Q:	How does the board of directors recommend I vote on the proposals?

A:

The board is soliciting your proxy and recommends you vote:

• FOR the director nominees;

• FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014;

• FOR the say-on-pay proposal; and

• ONE YEAR on the say-when-on-pay proposal.

Q:	Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a paper copy of the proxy materials?

A:

“Notice and Access” rules adopted by the United States Securities and Exchange Commission (the “SEC”) permit us to furnish proxy materials, including this Proxy Statement and our Annual Report on Form 10-K for 2013, to our shareholders by providing access to such documents on the Internet instead of mailing printed copies. Any shareholder who holds shares of our common stock in an account at a brokerage firm, bank or similar organization will not receive printed copies of the proxy materials unless they request them. Instead, the Notice, which was mailed to our shareholders who hold shares of our common stock in an account at a brokerage firm, bank or similar organization, will instruct you as to how you may access and review all of the proxy materials on the Internet. The Notice also instructs you as to how you may submit your proxy on the Internet. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. Any request to receive proxy materials by mail will remain in effect until you revoke it.

Q:	How many shares must be voted to approve each proposal?

A:

Quorum. A majority of the shares entitled to vote, represented in person or by proxy, is necessary to constitute a quorum for the transaction of business at the Annual Meeting. As of the Record Date, 25,606,040 shares of our common stock were issued and outstanding. A majority of those shares will constitute a quorum for the purpose of electing directors and adopting proposals at the Annual Meeting. If you submit a valid proxy or attend the Annual Meeting, your shares will be counted to determine whether there is a quorum.

Vote Required. Directors are elected by a plurality of the shares present in person or by proxy at the Annual Meeting and entitled to vote on the election of directors. A plurality means that the nominees with the greatest number of votes are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. The proposal to ratify the selection of our independent registered public accounting firm and, other than the say-on-pay and say-when-on-pay proposals, all other items that are properly presented at the Annual Meeting, will be determined by the affirmative vote of the greater of (a) the holders of a majority of the shares of our common stock present in person or by proxy at the Annual Meeting and entitled to vote or (b) a majority of the minimum number of shares of common stock entitled to vote that would constitute a quorum. If the advisory say-on-pay resolution in this Proxy Statement receives more votes “for” than “against,” then it will be deemed to be approved. The frequency that receives the most votes for the advisory say-when-on-pay proposal will be deemed to be the frequency recommended by our shareholders. The say-on-pay and say-when-on-pay votes are advisory and are not binding on the board of directors.

Q:	What is the effect of broker non-votes and abstentions?

A:

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will be deemed present at the Annual Meeting for purposes of determining a quorum, but not present for purposes of calculating the vote with respect to any non-discretionary proposals. Nominees will not have discretionary voting power with respect to any matter to be voted upon at the Annual Meeting, other than the ratification of the selection of our independent registered public accounting firm. Broker non-votes will have no effect on the election of directors, the ratification of the independent registered public accounting firm, approval of the say-on-pay resolution, recommendation on the say-when-on-pay proposal, or any other item properly presented at the Annual Meeting.

A properly executed proxy marked “ABSTAIN” with respect to a proposal will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote, but will not be deemed to have been voted in favor of such proposal. Abstentions will have no effect on the voting for the election of directors, approval of the say-on-pay resolution, or recommendation on the say-when-on-pay proposal. Abstentions will have the same effect as voting against the proposal to ratify the selection of our independent registered public accounting firm and any other item properly presented at the Annual Meeting.

Q:	How will the proxies vote on any other business brought up at the Annual Meeting?

A:

By submitting your proxy, you authorize the proxies to use their judgment to determine how to vote on any other matter brought before the Annual Meeting, or any adjournments or postponements thereof. We do not know of any other business to be considered at the Annual Meeting. The proxies’ authority to vote according to their judgment applies only to shares you own as the shareholder of record.

Q:	How do I cast my vote?

A:	If you are a shareholder whose shares are registered in your name, you may vote using any of the following methods:

• Internet. You may vote by going to the web address www.proxyvote.com 24 hours a day, seven days a  week, until 11:59 p.m. Eastern time on May 19, 2014 and following the instructions for Internet voting shown on your proxy card.

• Telephone. You may vote by dialing 1-800-690-6903 24 hours a day, seven days a week, until 11:59 p.m. Eastern time on May 19, 2014 and following the instructions for telephone voting shown on your proxy card.

• Mail. If you requested printed proxy materials or you receive a paper copy of the proxy card, then you may vote by completing, signing, dating and mailing the proxy card in the envelope provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or telephone, please do not mail your proxy card.

• In person at the Annual Meeting. If you are a shareholder whose shares are registered in your name, you may vote in person at the Annual Meeting.

If your shares are held on account at a brokerage firm, bank or similar organization you will receive voting instructions from your bank, broker or other nominee describing how to vote your shares. You must follow those instructions to vote your shares. You will receive the Notice that will tell you how to access our proxy materials on the Internet and vote your shares over the Internet. It will also tell you how to request a paper copy of our proxy materials.

Proxies that are voted through the Internet or by telephone in accordance with the voting instructions provided, and proxy cards that are properly signed, dated and returned, will be voted in the manner specified.

Q:	Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote by Internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the Annual Meeting.

Q:	Can I revoke or change my vote?

A:	You can revoke your proxy at any time before it is voted at the Annual Meeting by:

• submitting a new proxy with a more recent date than that of the first proxy given before 11:59 P.M. Eastern time on May 19, 2014 by (1) following the Internet voting instructions or (2) following the telephone voting instructions;

• completing, signing, dating and returning a new proxy card to us, which must be received by us before the time of the Annual Meeting; or

• if you are a registered shareholder, by attending the Annual Meeting in person and delivering a proper written notice of revocation of your proxy.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. Unless you decide to vote your shares in person, you should revoke your prior proxy in the same way you initially submitted it – that is, by Internet, telephone or mail.

Q:	Who will count the votes?

A:	Broadridge Financial Solutions, Inc., our independent proxy tabulator, will count the votes. John Judd, our Chief Financial Officer, will act as inspector of election for the Annual Meeting.

Q:	Is my vote confidential?

A:	All proxies and all vote tabulations that identify an individual shareholder are confidential. Your vote will not be disclosed except:

• To allow Broadridge Financial Solutions, Inc. to tabulate the vote;

• To allow John Judd to certify the results of the vote; and

• To meet applicable legal requirements.

Q:	What shares are included on my proxy?

A:	Your proxy will represent all shares registered to your account in the same social security number and address.

Q:	What happens if I don’t vote shares that I own?

A:

For shares registered in your name. If you do not vote shares that are registered in your name by voting in person at the Annual Meeting or by proxy through the Internet, telephone or mail, your shares will not be counted in determining the presence of a quorum or in determining the outcome of the vote on the proposals presented at the Annual Meeting.

For shares held in street name. If you hold shares through a broker, you will receive voting instructions from your broker. If you do not submit voting instructions to your broker and your broker does not have discretion to vote your shares on a particular matter, then your shares will not be counted in determining the outcome of the vote on that matter at the Annual Meeting. See “What is the effect of broker non-votes and abstentions” as described above. Your broker will not have discretion to vote your shares for any matter to be voted upon at the Annual Meeting other than the ratification of the selection of our independent registered public accounting firm. Accordingly, it is important that you provide voting instructions to your broker for the matters to be voted upon at the Annual Meeting.

Q:	What if I do not specify how I want my shares voted?

A:

If you are a registered shareholder and submit a signed proxy card or submit your proxy by Internet or telephone but do not specify how you want to vote your shares on a particular matter, we will vote your shares as follows:

• FOR all of the director nominees;

• FOR the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2014;

• FOR the say-on-pay proposal; and

• ONE YEAR on the say-when-on-pay proposal.

If any matters not described in the Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned, the proxy holders can vote your shares on the new meeting date as well, unless you have revoked your proxy instructions, as described under “Can I revoke or change my vote?”

If you hold shares through a broker, please see above under “What happens if I don’t vote shares that I own?”.

Q:	What does it mean if I get more than one Notice or proxy card?

A:	Your shares are probably registered in more than one account. You should provide voting instructions for all Notices and proxy cards you receive.

Q:	How many votes can I cast?

A:	You are entitled to one vote per share on all matters presented at the Annual Meeting or any adjournment or postponement thereof. There is no cumulative voting.

Q:	When are shareholder proposals and nominees due for the 2015 Annual Meeting of Shareholders?

A:

If you want to submit a shareholder proposal or nominee for the 2015 Annual Meeting of Shareholders, you must submit the proposal in writing to our Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359, so it is received by the relevant date set forth below under “Submission of Shareholder Proposals and Nominations.”

Q:	What is “householding”?

A:

We may send a single Notice, as well as other shareholder communications, to any household at which two or more shareholders reside unless we receive other instruction from you. This practice, known as “householding,” is designed to reduce duplicate mailings and printing and postage costs, and conserve natural resources. If your Notice is being householded and you wish to receive multiple copies of the Notice, or if you are receiving multiple copies and would like to receive a single copy, or if you would like to opt out of this practice for future mailings, you may contact:

Broadridge Financial Solutions, Inc.

Householding Department

51 Mercedes Way

Edgewood, New York 11717

1-800-542-1061

If you participate in householding and would like to receive a separate copy of the Annual Report on Form 10-K, Proxy Statement or Notice, please contact Broadridge in the manner described in above. Broadridge will deliver the requested documents to you promptly upon receipt of your request.

Q:	How is this proxy solicitation being conducted?

A:

We will pay for the cost of soliciting proxies and we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders. In addition, some of our employees may solicit proxies. We may solicit proxies in person, by telephone and by mail. Our employees will not receive special compensation for these services, which the employees will perform as part of their regular duties.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 25, 2014 regarding the beneficial ownership of our common stock by:

•	each person or group who is known by us to own beneficially more than 5% of our outstanding shares of common stock;

•	each of our named executive officers named in the Summary Compensation Table below;

•	each of our directors and each director nominee; and

•	all of the executive officers, directors and director nominees as a group.

The percentage of beneficial ownership is based on 25,606,040 shares of common stock outstanding as of March 25, 2014. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each shareholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the shareholder. Unless otherwise indicated in the table or footnotes below, the address for each beneficial owner is c/o Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359.

	Beneficial Ownership on March 25, 2014
Name and Address of Beneficial Owner	Number		Percent
Greater than 5% shareholders:
Riverbridge Partners LLC 80 South Eighth St., Suite 1200 Minneapolis, MN 55402	1,354,630	(1)	5.29%
Kornitzer Capital Management, Inc. 5420 West 61st Place Shawnee Mission, KS 66205	1,345,663	(2)	5.26%
Wells Fargo & Company 420 Montgomery Street San Francisco, CA 94104	1,314,244	(3)	5.13%
Directors and named executive officers:
Matthew C. Blodgett	1,149		*
Bradley A. Cleveland	64,235	(4)	*
Rainer Gawlick	27,227	(5)	*
John B. Goodman	20,965	(6)	*
Victoria M. Holt	15,928		*
Douglas W. Kohrs	10,747	(7)	*
Lawrence J. Lukis	2,806,840		10.96%
Margaret A. Loftus	68,727	(8)	*
Brian K. Smith	2,715	(9)	*
Sven A. Wehrwein	16,527	(10)	*
John R. Judd	25,329	(11)	*
Donald G. Krantz	30,912	(12)	*
Jacqueline D. Schneider	30,702	(13)	*
John B. Tumelty	5,948	(14)	*
All directors and executive officers as a group (15 persons)	3,127,951	(15)	12.22%

*	Represents beneficial ownership of less than one percent.

(1)

Information is based on a Schedule 13G filed with the SEC by Riverbridge Partners LLC (“Riverbridge”) on February 5, 2014. Riverbridge has sole voting power over 1,094,891 shares of our common stock and sole dispositive power over 1,354,630 shares of our common stock.

(2)

Information is based on a Schedule 13G filed with the SEC by Kornitzer Capital Management, Inc. (“KCM”) on January 16, 2014. KCM has sole voting power over 1,345,663 shares of our common stock, sole dispositive power over 1,312,373 shares of our common stock, and shared dispositive power over 33,290 shares of our common stock. KCM is an investment adviser with respect to our shares of common stock for the accounts of other persons who have the right to receive, and the power to direct the receipt of, dividends from, or the proceeds from the sale of, our common stock.

(3)

Information is based on a Schedule 13G filed with the SEC by Wells Fargo & Company on January 27, 2014 on behalf of itself and its subsidiaries, Wells Capital Management Incorporated, Wells Fargo Advisors, LLC, Wells Fargo Bank, N.A., Wells Fargo Advisors Financial Network, LLC and Wells Fargo Funds Management, LLC (collectively, “Wells Fargo”). Wells Fargo has sole voting and dispositive power over 19 shares of our common stock, shared voting power over 1,239,790 shares of our common stock, and shared dispositive power over 1,313,725 shares of our common stock.

(4)	Includes 64,235 shares held by Bradley A. Cleveland, as Trustee of the Bradley A. Cleveland Declaration of Trust dated October 10, 2008.

(5)	Includes 24,977 shares that Dr. Gawlick has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(6)	Includes 14,715 shares that Mr. Goodman has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(7)	Includes 7,477 shares that Mr. Kohrs has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(8)	Includes 2,715 shares that Ms. Loftus has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(9)	Includes 2,715 shares that Mr. Smith has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(10)	Includes 7,477 shares that Mr. Wehrwein has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(11)	Includes 25,329 shares that Mr. Judd has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(12)	Includes 29,662 shares that Dr. Krantz has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(13)	Includes 28,662 shares that Ms. Schneider has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(14)	Includes 5,948 shares that Mr. Tumelty has the right to acquire from us within 60 days of the date of the table pursuant to the exercise of stock options.

(15)	Includes 149,677 shares held by our executive officers and directors, in the aggregate, that can be acquired from us within 60 days of the date of the table pursuant to the exercise of stock options.

CORPORATE GOVERNANCE

Board Leadership Structure

Larry Lukis is our founder and former Chief Technology Officer, or CTO, and leads our board of directors in his role as Chairman. Mr. Lukis ceased serving as our CTO in July 2013. Our board has designated Sven Wehrwein as the lead independent director to complement the Chairman’s role and to serve as the principal liaison between the independent directors and the Chairman.

Our board of directors believes that its current structure is the appropriate one for Proto Labs at this time. Specifically, our board believes that its current leadership structure provides independent board leadership and engagement while deriving the benefit of having our founder and former CTO also serve as Chairman of the board. As an individual with in-depth knowledge and understanding of Proto Labs, Mr. Lukis is best positioned to chair regular board meetings as the directors discuss key business and strategic issues. Coupled with a lead independent director, this combined structure provides independent oversight while allowing the person most familiar with our historical operations and strategy to lead the board.

As lead independent director, Mr. Wehrwein:

•	presides at all meetings of the board of directors at which the Chairman is not present, including executive sessions of the independent directors;

•	acts as a key liaison between the Chairman and the independent directors;

•	conducts the annual performance review of the Chief Executive Officer, with input from the other independent directors;

•	assists the Chairman in setting the board agenda and frequency of meetings, in consultation with the committee chairs as applicable; and

•	has the authority to convene meetings of the independent directors at every meeting.

Risk Oversight

Our management is responsible for defining the various risks facing the Company, formulating risk management policies and procedures, and managing the Company’s risk exposures on a day-to-day basis. The board’s responsibility is to monitor the Company’s risk management processes by using board meetings, management presentations and other opportunities to educate itself concerning the Company’s material risks and evaluating whether management has reasonable controls in place to address the material risks; the board is not responsible, however, for defining or managing the Company’s various risks. The full board is responsible for monitoring management’s responsibility in the area of risk oversight. In addition, the audit committee and compensation committee have risk oversight responsibilities in their respective areas of focus, which they report on to the full board. Management reports from time to time to the full board, audit committee and compensation committee on risk management. The board focuses on the material risks facing the Company, including operational, credit, liquidity, and legal risks, to assess whether management has reasonable controls in place to address these risks.

Nominating Process and Board Diversity

In consultation with other members of the board of directors, the nominating and governance committee is responsible for identifying individuals who it considers qualified to become board members. The nominating and governance committee will screen potential director candidates, including those recommended by shareholders, and recommend to the board of directors suitable nominees for the election to the board of directors. The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for directors. The nominating and governance committee regularly assesses the appropriate size and composition of the board of directors, the needs of the board of directors and the respective committees of the board of directors, and the qualifications of candidates in light of these needs. Candidates may come to the attention of the nominating and governance committee through shareholders, management, current members of the board of directors, or search firms. The evaluation of these candidates may be based solely upon information provided to the committee or may also include discussions with persons familiar with the candidate, an interview of the candidate or other actions the committee deems appropriate, including the use of third parties to review candidates.

In considering whether to recommend an individual for election to the board, the nominating and governance committee considers, as required by the corporate governance guidelines and its charter, the board’s overall balance of diversity of perspectives, backgrounds and experiences, although it does not have a formal policy regarding the consideration of diversity of board members. The nominating and governance committee views diversity expansively and considers among other things, breadth and depth of relevant business and board skills and experiences, educational background, employment experience and leadership performance as well as those intangible factors that it deems appropriate to develop a heterogeneous and cohesive board such as integrity, achievements, judgment, intelligence, personal character, the interplay of the candidate’s relevant experience with the experience of other board members, the willingness of the candidate to devote sufficient time to board duties, and likelihood that he or she will be willing and able to serve on the board for an extended period of time.

The nominating and governance committee will consider a recommendation by a shareholder of a candidate for election as a Proto Labs director. Shareholders who wish to recommend individuals for consideration by the nominating and governance committee to become nominees for election to the board may do so by submitting a written recommendation to the Secretary of the Company. Recommendations must be received by the Secretary within the timelines specified in our by-laws to be considered by the nominating and governance committee for possible nomination at the Company’s Annual Meeting of Shareholders the following year. Our by-laws provide that such notice should be received no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. All recommendations must contain the information required in our by-laws and corporate governance guidelines, including, among other things, the identification of the nominee, a written consent by the recommended individual to agree to be named in our proxy statement and to serve as director if elected, and the name and address of the shareholder submitting the nomination. Recommendations must be received by the Secretary of the Company within the timeframes noted under “Proposals Not Included in the Proxy Statement.”

Director Independence

Our board of directors has reviewed the materiality of any relationship that each of our directors has with us, either directly or indirectly. Based on this review, our board has determined that, with the exception of Victoria M. Holt, our current Chief Executive Officer, Bradley A. Cleveland, our former Chief Executive Officer who retired in February 2014, and Mr. Lukis, our founder and former CTO, all of the directors are “independent directors” as defined by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Code of Business Conduct and Ethics

We have adopted a code of ethics and business conduct relating to the conduct of our business by our employees, officers and directors, which is posted on our website at www.protolabs.com under the investor relations section. We plan to post to our website at the address described above any future amendments or waivers to our code of ethics and business conduct.

Communications with the Board and Corporate Governance Guidelines

Under our Corporate Governance Guidelines, a process has been established by which shareholders and other interested parties may communicate with members of the board of directors. Any shareholder or other interested party who desires to communicate with the board, individually or as a group, may do so by writing to the intended member or members of the board, c/o Secretary, Proto Labs, Inc., 5540 Pioneer Creek Drive, Maple Plain, Minnesota 55359. A copy of our Corporate Governance Guidelines is available at www.protolabs.com under the investor relations section.

All communications received in accordance with these procedures will initially be received and processed by the office of our Secretary to determine that the communication is a message to one or more of our directors and will be relayed to the appropriate director or directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full board or one or more of its committees and whether any response to the person sending the communication is appropriate.

Board Meetings

During 2013, the full board of directors met four times in person and held two meetings via teleconference. Each of the in-person meetings was preceded and/or followed by an executive session of the independent directors, chaired by Mr. Wehrwein. Each of our directors attended at least 75% percent of the meetings of the board and any committee on which they served in 2013. We do not maintain a formal policy regarding the board’s attendance at annual shareholder meetings; however, board members are expected to regularly attend all board meetings and meetings of the committees on which they serve and are encouraged to make every effort to attend the Annual Meeting of Shareholders. Eight of our nine directors at the time of the 2013 Annual Meeting of Shareholders attended the meeting.

Committees of the Board

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The charters of these committees are posted on our website at www.protolabs.com under the investor relations section.

The current composition and responsibilities of each committee, as well as the number of times it met during 2013, are described below.

Audit Committee	Compensation Committee	Nominating and Governance Committee
Sven A. Wehrwein (chair)	Rainer Gawlick (chair)	John B. Goodman (chair)
John B. Goodman	Matthew C. Blodgett	Margaret A. Loftus
Brian K. Smith	Douglas W. Kohrs	Sven A. Wehrwein

Audit Committee

Among other matters, our audit committee:

•

oversees management’s processes for ensuring the quality and integrity of the Company’s consolidated financial statements, the Company’s accounting and financial reporting processes, and other financial information provided by the Company to any governmental body or to the public;

•	evaluates the qualifications, independence and performance of the Company’s independent auditor and internal audit function;

•	oversees the resolution of any disagreements between management and the auditors regarding financial reporting;

•	oversees the Company’s investment and cash management policies; and

•	supervises management’s processes for ensuring compliance by the Company with legal, ethical and regulatory requirements.

Each of the members of our audit committee meets the requirements for independence and financial literacy under the applicable rules and regulations of the SEC and the NYSE. Our board of directors has determined that Sven A. Wehrwein is an audit committee financial expert, as defined under the applicable rules of the SEC. The audit committee met ten times in 2013.

Nominating and Governance Committee

Among other matters, our nominating and governance committee:

•	identifies qualified individuals to become board members, consistent with criteria approved by the board;

•	selects director nominees for the next Annual Meeting of Shareholders;

•	determines the composition of the board’s committees and evaluates and enhances the effectiveness of the board and individual directors and officers;

•	develops and implements the corporate governance guidelines for the Company; and

•	ensures that succession planning takes place for critical senior management positions.

Each member of our nominating and governance committee satisfies the NYSE independence standards. The nominating and governance committee met four times in 2013.

Compensation Committee

Among other matters, our compensation committee:

•	reviews and approves compensation and employment arrangements for executive officers;

•	administers compensation plans for employees;

•	reviews the Company’s programs and practices relating to leadership development and continuity; and

•	determines the compensation of non-employee directors.

In addition, the compensation committee has the authority to select, retain and compensate compensation consulting firms and other experts as it deems necessary to carry out its responsibilities.

Each member of our compensation committee satisfies current NYSE independence standards, is a “non-employee director” as that term is defined in Rule 16b-3 under the Securities Exchange Act of 1934, and is an “outside director” as that term is used in Section 162(m) of the Internal Revenue Code. The compensation committee met four times in 2013.

Certain Relationships and Related Party Transactions

Since the beginning of 2013, we have engaged in the following transactions with certain of our executive officers, directors, holders of more than 5% of our voting securities and their affiliates and immediate family members:

Certain Agreements

Since the beginning of 2013, the following agreements were in place and certain of our directors, officers, and holders of more than 5% of our voting securities were parties to such agreements.

Investors’ Rights Agreement

We are party to an investors’ rights agreement with North Bridge Growth Equity I, L.P. (“North Bridge”), Protomold Investment Company, LLC (“PIC”), Lawrence J. Lukis, Bradley A. Cleveland, the KEC 2011 Irrevocable Gift Trust, the JMC 2011 Irrevocable Gift Trust, Donald Krantz, and Mark Kubicek, pursuant to which we granted certain registration rights to our shareholders who are party to this agreement.

We are obligated to effect up to three registrations on Form S-1, and up to two registrations on Form S-3 in any 12-month period, as requested by the holders of our common stock having registration rights. A request for registration on Form S-1 for which the aggregate offering price, net of selling expenses, is reasonably expected to be at least $5,000,000 may be made by any holder of registrable securities.

After we become eligible to file a registration statement on Form S-3, one or more holders of then outstanding registrable securities may request that we effect a registration on Form S-3 of a number of registrable securities for which the aggregate offering price, net of selling expenses, is reasonably expected to be at least $3,000,000. We may delay the filing of a registration statement in connection with a demand registration for a period of up to 105 calendar days if our board of directors determines in its good faith judgment that the filing of such registration would be materially detrimental to the company. If the managing underwriter advises us that the number of shares to be included in a demand registration should be limited due to market conditions or otherwise, all shares other than registrable securities will initially be excluded from the registration, and if additional shares must be excluded from the registration, holders of registrable securities will share pro rata in the number of shares to be excluded from the registration based on the respective numbers of registrable securities owned by such holders.

In the event that we propose to register any of our securities under the Securities Act, but excluding the registration of securities (i) to be offered pursuant to a stock option or other employee benefit plan or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the registrable securities, (ii) relating to an SEC Rule 145 transaction, or (iii) for which the only common stock being registered is common stock issuable upon conversion of debt securities that are also being registered, we are required to include in these registrations all securities with respect to which we have received written requests for inclusion under our amended and restated investors’ rights agreement, subject to certain limitations. If the managing underwriter advises us that the number of shares to be included in such a registration should be limited due to market conditions or otherwise, and we initiated the registration, all shares other than registrable securities, excluding shares to be issued by us, will initially be excluded from the registration, and if additional shares must be excluded from the registration, holders of registrable securities will share pro rata in the number of shares to be excluded from the registration based on the respective numbers of registrable securities owned by such holders, and if further additional shares must be excluded from the registration, shares to be issued by us will be excluded.

We are obligated to pay up to $50,000 of registration expenses of the holders of the shares registered pursuant to the demand and piggyback registrations described above.

Karbon Kinetics Limited

During the year ended December 31, 2013, the Company made sales to its customer Karbon Kinetics Limited (“KKL”) on terms consistent with the terms we provide to our other customers. Mr. Lukis is a director, our former Chief Technology Officer and a 64% shareholder of KKL. The Company’s revenues from sales to KKL did not exceed $120,000 during the year ended December 31, 2013.

Employment of Related Person

Brian Lukis, the son of Mr. Lukis, is employed by us as a Senior Software Developer. He is entitled to receive a base salary, incentive compensation and other employee benefits that are offered to similarly situated employees of our Company. Brian Lukis’ compensation during the year ended December 31, 2013 did not exceed $120,000.

Indemnification of Directors and Officers

We are subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act, or the Corporation Act. Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or by-laws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3, requires payment by us, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.

We also maintain a director and officer insurance policy to cover our Company, our directors and our officers against certain liabilities.

Severance Agreements

During 2013, we entered into severance agreements with our executive officers at the time, except we did not enter into a severance agreement with Bradley A. Cleveland, our Chief Executive Officer at the time, John R. Judd, our Chief Financial Officer, or Lawrence J. Lukis, our Chairman and Chief Technology Officer at the time. Our CFO has a separate severance arrangement with us as part of his employment agreement, which is described below in “Compensation Discussion and Analysis – Employment Agreements, Severance and Change in Control Benefits.” If such executive officer’s employment is terminated by us without Cause or if the executive voluntary resigns for Good Reason (both as defined in the severance agreement), such executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the severance agreement payable in a lump sum at the same time as other eligible employees under our annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the executive officer’s termination date occurs and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under our 2012 Long-Term Incentive Plan or in the 2012 Long-Term Incentive Plan to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against the Company.

Related Person Transaction Approval Policy

Our board of directors has adopted a written statement of policy regarding transactions with related persons, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve any proposed related person transaction and all material facts with respect thereto. In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the Company, (2) whether the transaction is material to the Company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others. Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our Company and shareholders and the terms of the transaction are fair to our Company. No related person transaction will be consummated without the approval or ratification of our audit committee. Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing. Related party transactions exempt from our policy include payment of compensation by the Company to a related person for the related person’s service to the Company as an employee, director or executive officer, transactions available to all of our employees and shareholders on the same terms and transactions between us and the related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $120,000 or less in a year. Other than the items discussed under “Karbon Kinetics,” “Employment of Related Person,” and “Severance Agreements” we did not have a formal review and approval policy for related party transactions at the time of any other transaction described in this “Certain Relationships and Related Party Transactions” section.

Compensation Committee Interlocks and Insider Participation

During 2013, Dr. Gawlick, Douglas Kingsley, who resigned from our board of directors in February 2013, Mr. Blodgett, and Mr. Kohrs served as the members of our compensation committee. No current member of our compensation committee has ever been an officer or employee of our Company or any of our subsidiaries and affiliates or has had any relationship with our Company requiring disclosure in our proxy statement other than service as a director. None of our executive officers has served on the board of directors or on the compensation committee of any other entity, any officer of which served either on our board of directors or on our compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and beneficial owners of more than 10% of our common stock who did not file on a timely basis reports required by Section 16(a) of the Securities Exchange Act of 1934. Based solely on a review of copies of such reports and written representations from reporting persons, we believe that all directors and executive officers complied with all filing requirements applicable to them during fiscal 2013.

PROPOSAL 1

ELECTION OF DIRECTORS

General Information

Eight directors will be elected at the Annual Meeting. Upon the recommendation of the nominating and governance committee, the board of directors has nominated for election the eight persons named below. Each has consented to being named a nominee and will, if elected, serve until the next Annual Meeting of Shareholders or until a successor is duly elected. There are no family relationships between any director and an executive officer. Each nominee listed below is currently a director of Proto Labs, and, other than Ms. Holt, each has been duly elected by the shareholders. Ms. Holt was elected to the board of directors in February 2014 in connection her hiring as our President and Chief Executive Officer. Matthew C. Blodgett and Margaret A. Loftus, who currently serve as directors, both have decided not to seek reelection at the Annual Meeting and will cease serving as directors upon conclusion of the Annual Meeting.

Nominees

The names of the nominees and other information are set forth below:

Lawrence J. Lukis – Age 65 Director since 2001 Chair since 2001

Mr. Lukis founded our Company in 1999 and has served as our Chairman since November 2001. He served as our Chief Technology Officer from November 2001 until July 2013 when he transitioned the position to our current Chief Technology Officer, Robert Bodor. In 1985, Mr. Lukis co-founded LaserMaster Corp. (later ColorSpan), an innovator in laser printing products for desktop publishers and large format color inject printers, and served as a director and Chief Technology Officer from 1985 to 1997. ColorSpan was acquired by MacDermid Inc. in 2000 and was subsequently resold to Hewlett-Packard in 2007. Mr. Lukis currently serves on the board of directors of Karbon Kinetics Ltd., a manufacturer of electric bicycles.

Mr. Lukis’s institutional knowledge and his operational and technical experience allow him to provide guidance and leadership in his role as our Chairman. We believe his in-depth understanding of our Company’s strategic plan, technology, global business, and history enable Mr. Lukis to serve as an effective Chairman of our board of directors.

Victoria M. Holt – Age 56 Director since 2014

Ms. Holt has served as our President and Chief Executive Officer since February 2014. Prior to joining us, Ms. Holt served as President and Chief Executive Officer of Spartech Corporation, a leading producer of plastic sheet, compounds and packaging products, from September 2010 until Spartech was purchased by PolyOne Corporation in March 2013. Prior to Spartech, Ms. Holt worked at PPG Industries, a leading coatings and specialty products company, serving as Senior Vice President, Glass and Fiber Glass, from May 2005 until September 2010. Ms. Holt also is a member of the board of directors of Waste Management, Inc., and she served as a director of Spartech while she was Chief Executive Officer.

Ms. Holt’s leadership, strategic planning, operational and international experience provide valuable insights to our board of directors. As Chief Executive Officer, she also is responsible for determining our strategy, articulating priorities and managing our continued growth.

Bradley A. Cleveland – Age 54 Director since 2001

Mr. Cleveland served as our President and Chief Executive Officer from November 2001 until his retirement in February 2014. Prior to November 2001, Mr. Cleveland co-founded and was Vice President of AeroMet Corporation, a laser additive manufacturing subsidiary of MTS Systems Corporation. From November 2012 until January 2014, Mr. Cleveland served on the board of directors of SPS Commerce, Inc., a supply-chain management software company.

Mr. Cleveland gained meaningful leadership experience and institutional knowledge in his years as Chief Executive Officer our Company. His deep institutional knowledge of our company, industry expertise and strategic planning capabilities make him uniquely qualified to serve on our board of directors.

Rainer Gawlick – Age 46 Director since 2008

Dr. Gawlick has served as a director of our Company since September 2008 and serves as the chair of the compensation committee. Since April 2012, Dr. Gawlick has been with IntraLinks, Inc. where he is Executive Vice President of Global Sales and Marketing. IntraLinks, Inc. is a computer software company providing virtual data rooms and other content management services. From August 2008 to April 2012, Dr. Gawlick served as Chief Marketing Officer of Sophos Ltd, a computer security company providing endpoint, network and data protection software. From April 2005 to August 2008, Dr. Gawlick served as Vice President of Worldwide Marketing and Strategy at SolidWorks Corp., a CAD software company. He also has held a variety of executive positions in other technology businesses and was a consultant with McKinsey & Company.

Dr. Gawlick has extensive sales, marketing and product-management experience in the technology industry. Dr. Gawlick offers expertise in building brand awareness, managing marketing on a global scale and developing growth strategies, which enables him to counsel our Company on its global expansion.

John B. Goodman – Age 54 Director since 2001

Mr. Goodman has served as a director of our Company since 2001 and serves as a member of the audit committee and as chair of the nominating and governance committee. From 2007 to 2013, Mr. Goodman served as a director of Separation Kinetics Inc., a membrane company. From December 1982 to October 2010, Mr. Goodman held various positions at Entegris, Inc., a materials supplier, most recently as Senior Vice President and Chief Technology & Innovation Officer.

Mr. Goodman’s technical background and experiences in supply chain networks, logistics and financial planning and reviews enable Mr. Goodman to provide guidance and counsel on our strategic plan, research and development, supplier relationships and finance functions.

Douglas W. Kohrs – Age 56 Director since 2012

Mr. Kohrs has served as a director of our Company since April 2012 and serves as a member of the compensation committee. From July 2006 to November 2012, Mr. Kohrs was the President, Chief Executive Officer and a director of Tornier N.V., a publicly held medical device company. Prior to joining Tornier, he served as President and Chief Executive Officer of American Medical Systems Holdings, Inc., a publicly held medical device company, from April 1999 until January 2005 and served as Chairman of the Board of American Medical Systems Holdings, Inc. until May 2006. Prior to joining American Medical Systems Holdings, Inc., Mr. Kohrs was General Manager of Sulzer Spine-Tech Inc., an orthopaedic implant manufacturer of which he was a founding member beginning in August 1991. Mr. Kohrs has served on the board of directors of ev3 Inc. and Kyphon, Inc., both publicly held medical device companies. He also has served on the board of directors of private companies, including Pioneer Surgical Technology, Inc., Innova Spinal Technologies LLC, Bio2 Technologies, Inc., OmniGuide, Inc., and TenEx Health, Inc. Mr. Kohrs serves as the Chairman of OmniGuide, Inc. and TenEx Health, Inc. Currently, Mr. Kohrs serves as Managing Director of Responsive Orthopedics, an orthopedic implant development firm, and as President of the Foundation for Essential Needs, a nonprofit social services organization.

Mr. Kohrs is qualified to serve on our board because he has knowledge of financial matters and, due to serving as the Chief Executive Officer of American Medical Systems Holdings, Inc. at the time of its initial public offering and his experience as Chief Executive Officer at Tornier, he has expertise with the requirements involved with being a public company.

Brian K. Smith – Age 54 Director since 2005

Mr. Smith has served as a director of our Company since June 2005 and serves as a member of the audit committee. Since December 1998, Mr. Smith has been President, a director and an owner of Private Capital Management, Inc., a registered investment advisor. In his capacity as President of Private Capital Management, Inc., Mr. Smith has acted as a principal and director of approximately fifteen middle-market portfolio companies. From 1994 to 1998, Mr. Smith was the Managing Partner of Northland Business Capital, LLP, a private equity partnership, and Senior Vice President of The Northland Company, a financial services firm. Prior to 1994, Mr. Smith spent 15 years in the banking industry.

Mr. Smith has knowledge of financial matters, merger and acquisition activities and capital markets and experience in leadership positions with companies at a variety of stages. Mr. Smith’s experiences enable him to provide oversight concerning general business matters and risk management and counsel on financial matters in his role on our audit committee.

Sven A. Wehrwein – Age 63 Director since 2011

Mr. Wehrwein has served as a director of our Company since June 2011 and serves as chair of the audit committee and as a member of the nominating and governance committee.  Mr. Wehrwein has been an independent financial consultant to emerging companies since 1999. He has more than 35 years of experience as an investment banker, chief financial officer, and certified public accountant (inactive).  He currently serves on the board of directors of SPS Commerce, Inc., a supply-chain management software company, and Uroplasty, Inc., a medical device company, both of which are publicly traded companies.  Mr. Wehrwein also served on the board of directors of Compellent Technologies, Inc. from 2007 until its acquisition by Dell Inc. in 2011, on the board of directors of Vital Images, Inc. from 1997 until its acquisition by Toshiba Medical Systems Corp. in 2011, on the board of directors of Synovis Life Technologies, Inc. from 2004 until its acquisition by Baxter International, Inc. in 2012, and on the board of directors of Image Sensing Systems, Inc. from 2006 to 2012.

Mr. Wehrwein’s qualifications to serve on our board of directors include, among other skills and qualifications, his capabilities in financial understanding, strategic planning and auditing expertise, given his experiences in investment banking and in financial leadership positions. As chairman of the audit committee, Mr. Wehrwein also keeps the board abreast of current audit issues and collaborates with our independent auditors and senior management team.

Voting Agreement

Prior to our initial public offering in February 2012, we entered into a voting agreement with North Bridge, PIC, Lawrence J. Lukis and Yuri Dreizin. The voting agreement terminated upon the completion our initial public offering. All of our current directors, other than Ms. Holt, Mr. Blodgett, Mr. Gawlick, and Mr. Kohrs, were first elected to serve as directors pursuant to the voting agreement. Pursuant to the agreement, the parties agreed to vote their shares of our capital stock in favor of maintaining a board of eight members, of whom two were designated by North Bridge, one was designated by PIC (initially Brian Smith), one was designated by a majority of the shares held by PIC, Lawrence Lukis, Yuri Dreizin and Gustavus Adolphus College (initially Lawrence J. Lukis), one was the Chief Executive Officer (initially Bradley A. Cleveland), and three were unaffiliated with the company and mutually acceptable to the other members of the board (initially John Goodman, Margaret Loftus, and Sven Wehrwein).

Voting Information and Board Voting Recommendation

In accordance with Minnesota law, directors are elected by a plurality of votes present and entitled to vote. The eight nominees receiving the highest number of votes will be elected. The proxies cannot be voted for a greater number of persons than eight.

The Board unanimously Recommends That Shareholders Vote “For” Each Nominee Listed.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The compensation provided to our named executive officers for 2013 is set forth in detail in the 2013 Summary Compensation Table and the other tables, accompanying footnotes and narrative that follow this section. This section explains our executive compensation philosophy, objectives and design, our compensation-setting process, our executive compensation program components and the decisions made in 2013 affecting the compensation of our named executive officers.

Throughout this section, we refer to the following individuals as our “named executive officers:”

•	Bradley A. Cleveland, our Chief Executive Officer, or CEO, during 2013
•	John R. Judd, Chief Financial Officer, or CFO
•	Donald G. Krantz, Chief Operating Officer
•	Jacqueline D. Schneider, Vice President of Sales and Customer Service
•	John B. Tumelty, Managing Director Proto Labs, Limited, our U.K. subsidiary

As previously announced, Mr. Cleveland retired from his position as President and CEO in February 2014, and Victoria M. Holt serves our President, CEO and a member of the board of directors. A summary of Ms. Holt’s compensation arrangements pursuant to the employment agreement we entered into with her in connection with her hiring is included below under the heading “—New CEO Employment Agreement.”

Executive Compensation Philosophy and Objectives

We believe our success depends in large measure on our ability to attract, retain and motivate a talented senior management team to effectively lead our Company in a dynamic and changing business environment, and that a competitive executive compensation program is critical to that effort. We believe that our executive compensation program should support our short- and long-term strategic and operational objectives, and reward corporate and individual performance that contributes to creating value for our shareholders.

Consistent with this philosophy, our executive compensation program incorporates the following key principles and objectives:

•	Provide a competitive total cash compensation opportunity that includes target bonus goals that are reasonably achievable yet represent appreciable and appropriate improvement over prior periods;

•	Utilize equity-based awards in a manner designed to emphasize their retentive function;

•	Recognize and reward the achievement of Company and business unit goals as well as individual performance;

•	Provide compensation commensurate with the level of business performance achieved;

•

Provide greater compensation opportunities for individuals who have the most significant responsibilities and therefore the greatest ability to influence our achievement of strategic and operational objectives;

•	Structure the compensation program so that it is understandable and easily communicated to executives, shareholders and other constituencies;

•	Structure the compensation program so as to align the interests of our executive officers with those of our shareholders and our employees generally;

•	Place increasing emphasis on incentive/variable compensation for positions of increasing responsibility; and

•	Make benefit programs available to executive officers consistent with those provided to salaried employees.

Compensation Decisions and Processes

The compensation committee of our board of directors, which consists solely of non-employee directors, has generally been responsible for overseeing our executive compensation program, including annually reviewing the ongoing compensation arrangements for each of our executive officers, including our President and CEO. Our compensation committee approves all awards under our 2012 Long-Term Incentive Plan, with awards then ratified by our board of directors.

Our compensation committee has regularly received and considered input from our CEO regarding the compensation and performance of the other executive officers, including recommendations as to compensation levels that the CEO believes are commensurate with an individual’s job performance, skills, experience, qualifications, criticality to the Company and development/career opportunities, as well as with our compensation philosophy, external market data and considerations of internal equity. In developing these recommendations, our CEO has consulted with Lawrence J. Lukis, our founder and former CTO. With the assistance of our CFO and following review by and input from Mr. Lukis, our CEO also has provided recommendations to the compensation committee regarding the establishment of performance goals for the annual cash bonus plan based on the operating budget approved by our board of directors. The compensation committee meets with Mr. Lukis to consider and approve compensation actions for our CEO. Our CEO regularly attends meetings of our compensation committee, except where his own compensation is being considered. Our CEO makes no recommendations to the compensation committee regarding his or her own compensation. The compensation committee communicates its views and decisions regarding compensation arrangements for our executive officers to our CEO, who has been generally responsible for implementing the arrangements.

In determining executive compensation, our compensation committee reviews and considers a number of factors, including individual and corporate performance, input from Mr. Cleveland and Mr. Lukis, compensation market data from third party compensation surveys, the pay practices of a set of comparable companies, and the committee’s collective experience and knowledge. We have used market data primarily as a reference point to assess whether our compensation practices are reasonable, competitive and likely to achieve our objectives, and actually deliver compensation in amounts that are consistent with the compensation committee’s assessment of our Company’s relative performance. As part of these assessments, we assumed that base salary and target total cash compensation levels were likely to be reasonable and competitive if together they approximated the market median we calculated from the surveys and other compensation data we utilized which for us generally meant a range between 80% and 120% of the market median. The utilization of a range is largely in recognition of the limitations of the survey data that include companies with varying degrees of comparability to our Company and position titles that may encompass positions with responsibilities that differ to varying degrees from the responsibilities of a similarly titled position within our Company. As a result, we did not establish specific compensation amounts or parameters for any executive officer position based on market data in 2013, recognizing that factors unique to each individual will ultimately determine that individual’s compensation, which may not necessarily be within the median range.

Peer Group

During 2013, the compensation committee engaged Pearl Meyer & Partners and requested Pearl Meyer to review our peer group used for executive compensation. Pearl Meyer used a two-step process to construct a new peer group for 2013 that better reflects our current market position and profile.

First, Pearl Meyer identified U.S.-based, publicly traded technology and capital goods companies of a comparable size and with business profiles similar to ours. For assessing comparability of size, Pearl Meyer looked at companies with annual revenues between $50 million and $450 million, and market capitalizations between $500 million and $4.5 billion. For assessing comparability of business profiles, Pearl Meyer looked at high-growth companies, as indicated by a market capitalization-to-revenue ratio of greater than three times, and with positive EBITDA margins. To narrow the peer group from the list of companies that met these criteria, Pearl Meyer then selected companies engaged in manufacturing or rapid manufacturing or that Pearl Meyer believed offer disruptive technologies.

To supplement the peer group assembled from the first step described above, Pearl Meyer examined software and service companies with size and business profiles based on revenue, market capitalization, ratio of revenue-to-market capitalization and EBITDA margin metrics, to add companies and create a sufficiently large peer group to provide the compensation committee with a meaningful basis for comparison.

Pearl Meyer’s review resulted in a peer group of 17 companies, with annual revenue ranging from $167.8 million at the 25th percentile to $310.6 million at the 75th percentile, and market capitalization ranging from $1.1 billion at the 25th percentile to $2.9 billion at the 75th percentile. The 2013 peer group is comprised of the following companies:

3D Systems Corporation	Power Integrations, Inc.	Tableu Software, Inc.
Cognex Corp.	Raven Industries, Inc.	Ultratech, Inc.
FARO Technologies, Inc.	Shutterstock, Inc.	Ultimate Software Group, Inc.
InvenSense Inc.	SolarWinds, Inc.	Universal Display Corp.
Monotype Imaging Holdings, Inc.	Stratasys Ltd.	Zillow, Inc.
OpenTable, Inc.	Sun Hydraulics Corporation

The compensation committee uses data about executive compensation at peer group companies as a tool to assess the reasonableness of the compensation paid to our executive officers. We do not establish a percentile at which any part of our executive’s compensation or any executive’s overall compensation must meet or exceed.

Elements of Executive Compensation

Our executive compensation program has historically been comprised of three elements—base salary, annual bonus and equity-based long-term incentives. While all elements of our executive compensation program are intended to collectively achieve our overriding purpose of attracting, retaining and motivating talented executives, the table below identifies the form and additional specific purposes of each element.

Compensation Component	Form of Compensation	Purpose
Base Salary	Cash	• Compensate each named executive officer relative to individual responsibilities, experience and performance

• Provide steady cash flow not contingent on short-term variations in Company performance

Annual Bonus	Cash	• Align compensation with our annual corporate financial performance

• Reward achievement of short-term financial objectives

• Provide participants with a meaningful total cash compensation opportunity (base salary + annual bonus)

Long-Term Incentives	Stock Options and Restricted Stock Units	• Encourage long-term retention

• Create a long-term performance focus

• Align compensation with our long-term returns to shareholders

• Provide executive ownership opportunities

Our compensation committee has not adopted a formal or informal policy for allocating compensation among the various elements, or between cash and non-cash elements or between long-and short-term compensation. As noted earlier, however, we do place greater emphasis on incentive and variable forms of compensation for executives with more significant responsibilities, reflecting their greater capacity to affect our performance and results.

Base Salaries

At the time an executive officer is first hired, his or her base salary is generally established through individual negotiations between us and the executive officer, taking into account judgments as to the executive officer’s qualifications, experience, responsibilities, prior salary and internal pay equity considerations.

The compensation committee annually reviews the base salaries of our executive officers near the end of each year and bases any adjustments for the following year on merit and market considerations. Merit-based adjustments primarily reflect a subjective assessment of an individual’s performance. Any market-based adjustments reflect an assessment of the competitive positioning of an individual’s salary with comparable positions in the market based on market data provided to the compensation committee by the compensation consultant and other market surveys the compensation committee might use.

In December 2012, the compensation committee approved annual base salaries for 2013 in the amounts shown in the following table for the named executive officers.

Name	2013 Base Salary ($)		Increase (Decrease) from 2012	Market 25th Percentile Base Salary ($)
Bradley A. Cleveland	270,000		12.0%	364,000
John R. Judd	252,000		5.0%	247,000
Donald G. Krantz	265,000		15.6%	276,000
Jacqueline D Schneider	222,000		15.0%	235,000
John B. Tumelty	189,268	(1)	5.0%	173,626

(1)	Mr. Tumelty’s 2013 base salary was £121,000, which is converted into U.S. dollars in the table above using an exchange rate of £1 = $1.5642 based on average monthly exchange rates during 2013.

The compensation committee’s actions reflected a decision on the part of the compensation committee that base salaries should generally approximate the 25th percentile of our peer group. Although Mr. Cleveland’s base salary is below the 25th percentile, the compensation committee chose to increase his target bonus payout from 90% to 150% of his base salary to place increased emphasis on variable elements of compensation, as discussed in more detail below.

Annual Bonuses

All of our employees other than commissioned salespeople participate in our annual incentive bonus program. Consistent with 2012, our 2013 annual incentive bonus program provides that bonus payouts will be a function of revenue growth, or the revenue factor, and adjusted operating income margin (“AOI”), or the AOI factor, each calculated without regard to foreign currency exchange rates, for 2013. A new component for the 2013 program is that a multiplier in the range of 0.9 to 1.1 was applied to increase or decrease the bonus payouts for our U.S.-based named executive officers based on the success of our achieving our strategic objectives for 2013. We refer to this element of the annual incentive bonus programs as the strategic objective factor.

For purposes of calculating annual bonuses, AOI is defined as operating income before stock based compensation expense as a percentage of revenue. Revenue growth and AOI were selected as the primary financial objectives that would determine the size of 2013 annual incentive bonus payouts because our primary objective is to grow our Company.

In structuring the 2013 annual incentive bonus program, the compensation committee approved 2013 revenue and AOI for our Company as a whole and for each of our major geographic business units (the United States, the European Union and Japan). Including business unit performance objectives enables us to tailor annual bonus opportunities so as to reward each executive officer for the performance of those portion(s) of our Company for which the officer had the most direct responsibility. All of our named executive officers other than Mr. Tumelty had revenue goals based on our consolidated results. Mr. Tumelty’s annual incentive compensation for 2013 was based on our operating results in the European Union, or E.U., the region for which he is primarily responsible. Mr. Tumelty’s 2013 incentive payout was not influenced by the strategic objective factor because the strategic objectives primarily related to our U.S.-based operations and were influenced by our U.S.-based management team rather than aspects of our operations within Mr. Tumelty’s primary realm of responsibility.

The strategic objectives used for determining 2013 annual incentive payments were established by our management team as part of its annual strategic planning process. The board of directors approved management’s 2013 strategic plan and decided that a strategic objective factor should be added to our executive compensation program to reward our executive officers for executing the board-approved plan and to focus our executives’ attention on our long-term growth. Although the 2013 strategic plan was not formulated for purposes of determining executive compensation, the board of directors adopted the objectives in management’s strategic plan as the objectives for the strategic objective factor because they represent the items that the board and management believe are most critical to our long-term success, although they will not necessarily improve our short-term financial performance.

A participant’s bonus payout will be determined by multiplying his or her target bonus payout amount (which is specified by our compensation committee as a percentage of the individual’s annual base salary) by the applicable revenue factor. The AOI factor is a bonus scaling factor that is then applied to reduce the bonus payout, and the strategic objective factor can increase or decrease the bonus payout.

A target bonus payout expressed as a percentage of annual base salary was established for each named executive officer for 2013 as set forth below:

Name	Target Bonus as % of 2013 Salary
Bradley A. Cleveland	150%
John R. Judd	75%
Donald G. Krantz	75%
Jacqueline D Schneider	75%
John B. Tumelty	50%

Mr. Cleveland’s target bonus payout for 2013 was increased from his 2012 level of 90% so that he would be near the 50th percentile of the peer group for total potential cash compensation.  Messrs. Judd and Krantz each received an increase in their target bonus payout from 50% to 75% so that they could be placed near the 50th percentile of the peer group for total potential cash compensation. The compensation committee believed it was appropriate for these named executive officers to have potential cash compensation near the median of our peer group for competitive reasons, although we may set pay for our executive officers at a level more or less than the median of our peer group in the future depending on the executive’s responsibilities and contributions, developments to our peer group and competitive circumstances. Mr. Tumelty’s target bonus is based on the compensation committee’s assessment, after considering information provided by Pearl Meyer and their own business experience, of market compensation paid by our talent competitors in the E.U. and represents an amount the committee believes is necessary and appropriate for retention purposes.

The revenue factor is zero for 2013 revenue below specified threshold amounts for Proto Labs and each of its business units, is 50% at those threshold amounts, and increases (with no maximum) in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts.

For 2013, the compensation committee’s decisions regarding the numerical goals associated with the revenue growth and AOI objectives were consistent with the compensation committee’s stated philosophy of designating target objectives that are reasonably achievable but still reflect appreciable growth over the previous year. As a result, the compensation committee approved a threshold consolidated revenue objective for 2013 equal to an increase of the actual revenue before allowances from 2012 of 12%. Our target revenue was 25% revenue growth on a consolidated level. The threshold revenue objective for 2013 for our operations in the E.U., which is relevant to Mr. Tumelty’s 2013 incentive compensation, was 15% growth. The target revenue growth for the E.U. was 26%. The following table summarizes the revenue objectives for 2013, as well as our actual performance during 2013:

	Performance Levels ($ millions)
Objective	Threshold (50% payout)	Target (100% payout)	Actual Performance(1)	Final Payout Factor
Consolidated Revenue(2)	$141.11	$157.21	$164.25	121.85	%(3)
E.U. Revenue(4)	$26.13	$28.62	$31.46	170.93%

(1)	Our actual performance is equal to our 2013 revenue without regard to foreign exchange rate fluctuation.
(2)

For consolidated revenue performance between the threshold and target, the payout factor would increase proportionately between 50% and 100%, or about 3.1 percentage points for each $1 million in additional consolidated revenue. For revenue performance above target, the payout factor would similarly increase by 3.1 percentage points for each $1 million in additional revenue, with no maximum payout specified.

(3)

The final payout factor represents the percentage of the target payout that would be made based on the actual Company-wide revenue for 2013, without regard to foreign exchange rates. Each named executive officer other than Mr. Tumelty received a bonus of approximately 3.6% less based on base salary than they would have received had exchange rate fluctuations been included in the revenue factor.

(4)

For E.U. revenue performance between threshold and target, the payout factor would increase proportionately between 50% and 100%, or about 20 percentage points for each $1 million in additional consolidated revenue. For revenue performance above target, the payout factor would similarly increase by 20 percentage points for each $1 million in additional revenue, with no maximum payout specified.

Based on our consolidated revenue and E.U. revenue performance for 2013, the bonus payout factor is 121.85% and 170.93%, respectively. Once the bonus payout factor is determined, the AOI factor is applied to reduce the bonus amount. The AOI factor is zero for AOI below specified threshold amounts for Proto Labs and each of its business units, which results in no bonus being paid. The AOI factor increases based on a matrix approved by our compensation committee to 100% if our AOI is at or above a specified maximum amount, which could result in the entire bonus based on the revenue factor, but not more than that amount, being paid. In order to receive a bonus for our revenue growth, our Company-wide AOI for 2013 needed to exceed 23% for the named executive officers other than Mr. Tumelty, and our AOI for 2013 for the E.U. business unit needed to exceed 23% for Mr. Tumelty. In order to receive the entire bonus payable for revenue growth, our Company-wide AOI for 2013 needed to meet or exceed 27% and our AOI for our E.U. business unit needed to meet or exceed 28%, as applicable. For 2013, our Company-wide AOI was 33.6% and our E.U. business unit’s AOI was 37.1%. As a result, our bonus payout factor based on the revenue factor was not reduced because the AOI factor was at 100%. Therefore, for 2013, our bonus payout factor was 121.85% based on Company-wide results and 170.93% for our E.U. business unit.

The strategic objectives relevant to our 2013 annual incentive program related to:

•	Expanding our customer base;
•	Increasing the number, size and complexity of parts we can manufacture;
•	Launching new products;
•	Establishing business development processes and procedures;
•	Increasing our software development capabilities;
•	Establishing and integrating product management functions for our Protomold and Firstcut product lines; and
•	Improving the efficiency of our internal communications.

At the end of 2013, Mr. Cleveland evaluated our progress during the year with respect to the strategic objectives mentioned above. He determined that we achieved or made substantial progress with respect to substantially all of these objectives and recommended that the compensation committee add four percentage points to the bonus payout factor of 121.85% based on our 2013 Company-wide revenue and AOI for a total bonus factor of 125.85% for our U.S.-based named executive officers. The compensation committee reviewed the progress made on our strategic initiatives during 2013 and Mr. Cleveland’s evaluation of that progress and approved the CEO recommendation, which subsequently was ratified by the board of directors. The compensation committee approved the same percentage point addition to the bonus payout factor based on the strategic objective factor for all U.S.-based executives because the objectives reflect top-level organizational goals for which all of our executives not primarily dedicated to a specific region should be held responsible, and therefore for which they should be compensated.

Based on the factors described above, our compensation committee approved the following annual incentive bonuses to our named executive officers for 2013:

Name	Target Bonus as a % of Base Salary	Target Bonus Amount ($)		Actual Bonus Amount ($)		Actual Bonus Amount as % of Base Salary	Actual Bonus Amount as % of Target Payout
Bradley A. Cleveland	150	405,000		508,433		188.3	125.85
John R. Judd	75	189,000		237,595		94.3	125.85
Donald G. Krantz	75	199,000		248,408		93.7	125.85
Jacqueline D Schneider	75	167,000		208,716		94.0	125.85
John B. Tumelty	50	94,634	(1)	161,758	(1)	85.5	170.93

(1)	Mr. Tumelty’s 2013 bonus amount was £103,413, which is converted into U.S. dollars in the table above using an exchange rate of £1 = $1.5642 based on average monthly exchange rates during 2013.

The total cash compensation paid to our named executive officers and a comparison to the 50th percentile based on the market data provided by Pearl Meyer is as follows:

Name	2013 Actual Salary Amount ($)		2013 Actual Bonus Amount ($)		2013 Total Cash Compensation Amount ($)		Market 50th Percentile Total Cash Compensation ($)
Bradley A. Cleveland	270,000		508,433		778,433		670,000
John R. Judd	252,000		237,595		489,595		428,000
Donald G. Krantz	265,000		248,408		513,408		462,000
Jacqueline D Schneider	222,000		208,716		430,716		426,000
John B. Tumelty	189,268	(1)	161,758	(1)	351,026	(1)	258,093	(1)

(1)	Amount is converted from British pounds sterling into U.S. dollars using an exchange rate of £1 = $1.5642 based on average monthly exchange rates during 2013.

The total cash compensation received by our named executive officers in 2013 reflect the compensation committee’s decision that target total cash compensation should approximate the 50th percentile of the public company market data for our executive officers.

As was the case for the 2013 program, the 2014 program contains revenue and AOI objectives for the Company as a whole and for each of its major geographic business units (the United States, the European Union and Japan) and strategic objectives for the Company as a whole. A participant’s bonus payout will be determined by multiplying his or her target payout amount (which is specified by our compensation committee as a percentage of the individual’s annual base salary) by the bonus payout factor determined by the revenue factor. The AOI factor is then applied to reduce or maintain the bonus amount, and the strategic objectives factor is used to increase or decrease the bonus amount, as applicable. The revenue payout factor is zero for 2014 revenue below specified threshold amounts for the Company and each of its business units, is 50% at those threshold amounts, and increases (with no maximum) in amounts specified by the compensation committee to the degree revenue exceeds the respective threshold amounts. The AOI factor is zero for AOI (expressed as a percentage of revenue) below specified threshold amounts for the Company and each of its business units, and increases on a linear basis to 100% for AOI at or above specified maximum amounts. The multiplier range for the strategic objectives factor in 2014 will be 0.9 to 1.1 as it was for 2013.

The target bonus as a percentage of base salary for each named executive officer currently employed by us will be the same for 2014 as it was for 2013.

Long-Term Equity-Based Compensation

To date, we have used stock options exclusively as the equity-based element of our executive compensation program. Our compensation committee believes that stock options serve as an effective retention tool due to vesting requirements that are based on continued service with us, and also serve to align the interests of our executives with those of our shareholders by enabling our executives to participate in any future appreciation in our stock and obtain an ownership interest in our Company.

Historically, we have not utilized a formulaic approach to determine the size of individual stock awards to our named executive officers. Instead, our compensation committee has generally determined the size of individual grants using its collective business judgment and experience, taking into account factors such as the role and responsibility of the individual executive officer, the size and value of the unvested portion of existing option awards and of existing holdings of our common stock, an evaluation of the expected and actual performance of each executive officer, internal pay equity considerations and compensation market conditions. The size of equity awards granted to our named executive officers other than our former CEO, Mr. Cleveland, is inherently subjective in light of the discretion granted to the compensation committee and the various factors the committee considers when granting equity awards. Prior to announcing his retirement as CEO in October 2013, Mr. Cleveland historically did not receive any equity awards in light of his significant holdings of our common stock.

Prior to our initial public offering in February 2012, we had not made stock option awards on a fixed schedule to our named executive officers. Instead, our compensation committee had typically chosen to make option awards in connection with an individual’s initial employment with us, upon promotions or other changes in responsibilities, in recognition of significant achievements and generally when it believed that the number of unvested option shares held by a key employee was insufficient to constitute an effective retention tool. Beginning in February 2013, we granted equity awards to our executive officers following the release of our year-end earnings results. We expect to continue the practice of making annual equity grants in February of each year following our earnings release disclosing the prior year’s result. However, subject to the terms of our equity award approval policy, we may grant additional awards throughout the year based on the criteria described above in this paragraph. Our equity award approval policy permits us to make equity-based awards at any time other than during “blackout periods” provided for in our insider trading policy, which generally runs from the tenth of the month in which each fiscal quarter closes through the end of the second trading day following the public release of our financial results for that quarter. The policy does, however, permit us to approve an award during a blackout period, provided the effective date of the grant and the concurrent pricing of the grant occurs on the first trading day after the blackout period ends.

Option grants to our named executive officers generally provide for ratable vesting over a period of five years provided the officer continues to be employed by us, with accelerated vesting occurring in the event of termination of employment due to death or disability and potentially in connection with a change in control of our Company, as described more fully in the section “Potential Payments Upon Termination or Change in Control.” Stock options are granted with an exercise price that is not less than the fair market value of a share of our common stock on the date the grant is made.

In February 2014, we modified our historic practice of granting equity compensation only in the form of stock options. Our 2014 equity grants were made in the form of stock options and time-based restricted stock units (“RSUs”) that vest in equal annual installments over five years, subject to acceleration under the same circumstances as are applicable to our stock option awards. Sixty-five percent of the February 2014 awards were made in the form of stock options, based on the Black-Scholes value of the options on the grant date, and 35% was made in the form of RSUs. The compensation committee decided to begin granting a portion of our annual equity awards in the form of RSUs for the following reasons:

•

To mitigate the incentive our executive officers have to take excessive risks because, unlike stock options, RSUs provide value to the recipient regardless of whether our stock appreciates above a certain price (i.e., the exercise price of a stock option);

•

To more directly align the interests of our shareholders and our executive officers by ensuring that fluctuations in our stock price affect the value of the compensation paid to our executive officers in the same manner and to the same extent as our shareholders; and

•

To mitigate the potential dilution that our executive compensation program has on our shareholders by providing equity compensation to our executive officers in a manner that could result in the issuance of fewer shares.

Other Executive Benefits

Our named executive officers generally receive health and welfare benefits under the same programs and subject to the same terms as our other salaried employees. These benefits include medical, dental and vision benefits, short- and long-term disability insurance, accidental death and dismemberment insurance and basic life insurance. Our named executive officers are also eligible to participate in our 401(k) retirement plan, under which our Company provides a matching contribution in an amount equal to 100% of the first 3% of compensation contributed by a participant and 50% of the next 2% of compensation contributed.

Similarly, other benefits or perquisites provided on occasion to our named executive officers are also available to our salaried employees generally, such as reimbursement of spousal travel costs in connection with extended overseas assignments and withholding taxes associated with discretionary bonuses. We also provide supplemental benefits to our executive officers who are based outside of the United States as part of compensation packages that are intended to be competitive in the respective local markets.

Employment Agreements, Severance and Change in Control Benefits

We have typically not entered into employment agreements with our named executive officers. However, in June 2011, we entered into an employment agreement with Mr. Judd, our CFO, largely in recognition of the need to provide him certain protection if his employment should be involuntarily terminated without cause or terminated by him for “good reason” after a change in control of our Company. We believe that this protection was necessary to induce him to leave his current employment, forego other opportunities and assume a critical position in our organization. For a summary of the material terms and conditions of this employment agreement, see the section “Potential Payments Upon Termination or Change in Control.”

During 2013, we entered into severance agreements with our executive officers other than Mr. Cleveland and Mr. Judd, whose severance arrangement is part of his employment agreement. Pursuant to these severance agreements, if the executive officer’s employment is terminated by us without Cause or if the executive voluntary resigns for Good Reason (both as defined in the severance agreement), the executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the severance agreement payable in a lump sum at the same time as other eligible employees under our annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the executive officer’s termination date occurs; and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under our 2012 Long-Term Incentive Plan or in the 2012 Long-Term Incentive Plan to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against the Company.

Our existing stock option award agreements under our 2000 Stock Option Plan (the “2000 Plan”) generally provide for accelerated vesting and exercisability of awards if an executive officer’s employment terminates due to death or disability, or upon a change in control of our Company. The choice of “single trigger” acceleration upon a change in control reflects the belief that in the context of a privately held company, which we were at the time this plan was adopted, such arrangements would help ensure that executive officers would be effectively incented to obtain the highest value possible in a change in control transaction and be subject to a strong retention device during the uncertain times preceding the transaction.

The award agreements under our 2012 Long-Term Incentive Plan (the “2012 Plan”) provide for “double trigger” acceleration of vesting and exercisability of stock options in connection with a change in control, meaning that both a change in control and either a failure to continue, assume or replace outstanding awards or a termination of employment are necessary before acceleration will occur. The compensation committee believes that the double trigger structure avoids an unintended windfall to executives who retain their employment and their equity awards in the event of a friendly change in control, but still provides them appropriate incentives to cooperate in negotiating any change in control in which they believe they could lose their jobs.

New CEO Employment Agreement

In connection with Ms. Holt’s hiring as our President and CEO in February 2014, we entered into an employment agreement with her. The employment agreement is the result of arm’s-length negotiations between us, led by the compensation committee, and Ms. Holt. As is the case with our other executive compensation arrangements, our board of director ratified the terms of the employment agreement. Ms. Holt’s employment with us is “at will” and her employment may be unilaterally terminated by her or us at any time for any reason, subject to the terms of the employment agreement.

Pursuant to the employment agreement, Ms. Holt will receive an initial annual base salary of $500,000 and will be eligible for an annual target cash incentive bonus payment of 100% of her base salary. In addition, we granted Ms. Holt an initial equity award of 12,728 shares of restricted stock with a value of $1,000,000.  The restricted stock award was an inducement for Ms. Holt to accept our offer of employment and is a building block for her equity ownership in our Company. The award will vest ratably in four annual installments, subject to Ms. Holt’s continued employment with us and accelerated vesting under certain circumstances described below.

Beginning in February 2015, and continuing thereafter on an annual basis during the term of the employment agreement, Ms. Holt will be eligible for an annual equity grant on terms and conditions that are comparable to those applicable to grants made to our other senior executives. The value of Ms. Holt’s annual equity grant is expected to be $800,000 for each year during the term of the employment agreement.

If we voluntarily terminate Ms. Holt’s employment without Cause (as defined in her employment agreement and other than as a result of her disability) or if she resigns for Good Reason (as defined in her employment agreement), provided that Ms. Holt complies with certain conditions (including execution of a general waiver and release of claims), then she will be entitled to certain benefits pursuant to the employment agreement. We agreed to provide Ms. Holt these benefits to induce her to join our company. We also believe the change-in-control related benefits are beneficial to our shareholders by encouraging Ms. Holt to remain focused on shareholders’ interests in the face of a potential change in control, and the benefits promote stable leadership during a possible transition period.

If Ms. Holt’s employment with us terminates during the term of her employment agreement and prior to any Change in Control (as defined in the employment agreement) or within any 18-month period following a Change in Control (the “Transition Period”), and if the termination is without Cause (other than as a result of death or disability) or for Good Reason (a “Qualifying Termination”), then, subject certain conditions:

•

we will pay Ms. Holt an amount equal to one times her annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

•	we will pay Ms. Holt an amount equal to one times her target annual cash incentive bonus for the calendar year in which her employment with us terminates, payable in a lump sum;
•	we will pay our share of premiums due for Ms. Holt and her eligible dependents for the first 12 months of coverage under COBRA if elected by Ms. Holt; and
•

if Ms. Holt has any unvested equity-based awards as of the termination date, a pro rata portion of any unvested awards scheduled to vest on the next anniversary of the grant date will vest immediately based on the number of equity-based awards that would have vested as of the next anniversary assuming Ms. Holt remained employed through the anniversary, the number of days Ms. Holt was employed by us during the then-current vesting year and the number of days in a year.

If a Change in Control occurs during the term of her employment agreement and Ms. Holt’s termination date occurs during the Transition Period, and if the termination is a Qualifying Termination, then, subject certain conditions:

•

we will pay Ms. Holt an amount equal to two times her annualized base salary in substantially equal installments in accordance with our regular payroll practices over the 12-month period immediately following the termination date, subject to limited exceptions;

•	we will pay Ms. Holt an amount equal to two times her target annual cash incentive bonus for the calendar year in which her employment with us terminates, payable in a lump sum;
•	we will pay our share of premiums due for Ms. Holt and her eligible dependents for the first 18 months of coverage under COBRA if elected by Ms. Holt; and
•	if Ms. Holt has any unvested equity-based awards as of the termination date, all such unvested awards will vest immediately on Ms. Holt’s termination date.

If Ms. Holt’s termination date occurs during the term of the employment agreement and within 90 days prior to a Change in Control, and if the termination is a Qualifying Termination and Ms. Holt reasonably demonstrates within 30 days after the Change in Control that the Qualifying Termination arose in connection with or in anticipation of the Change in Control, then we will:

•	pay Ms. Holt an amount equal to one times her annualized base salary, payable in a lump sum;
•	pay Ms. Holt an amount equal to one times her target annual cash incentive bonus for the calendar year in which her employment with the Company terminates, payable in a lump sum;
•	pay our share of premiums due for Ms. Holt and her eligible dependents for the first six months of coverage under COBRA if elected by Ms. Holt; and
•	pay Ms. Holt an amount equal to the value of any unvested equity-based awards held by her as of the termination date that were forfeited as of the termination date.

If Ms. Holt’s employment with us is terminated due to her death or Disability (as defined in the employment agreement), then, in addition to payment of accrued but unpaid salary and benefits, Ms. Holt will be entitled to receive a pro rata portion of her target annual cash incentive award for the then-current year based on the portion of the year she was employed by us prior to termination.

Tax Treatment of Compensation

Section 162(m) of the Internal Revenue Code, or Section 162(m), disallows a federal income tax deduction for any publicly held corporation with respect to individual compensation exceeding $1 million in any taxable year paid to the corporation’s chief executive officer and each of the corporation’s three other most highly compensated executive officers, other than its chief financial officer, unless the compensation is “performance-based” as defined under Section 162(m). In addition, in the case of a privately held corporation that becomes a public corporation, the $1 million limit generally does not apply for a limited period of time to compensation paid pursuant to a compensation plan or agreement that existed prior to the initial public offering. The time period during which this limit will not apply cannot extend longer than the corporation’s first shareholders meeting at which directors are to be elected that occurs after the close of the third calendar year after the year in which the corporation’s initial public offering occurred.

The compensation committee considers the effects of Section 162(m) on the compensation paid to our named executive officers and seeks to maximize our ability to deduct the compensation paid to our executive officers. However, the compensation committee retains the discretion to provide compensation in an amount or form that is not deductible under Section 162(m) in circumstances where it believes the exercise of such discretion would be in the best interests of Proto Labs.

Summary Compensation Table

The following table summarizes the compensation provided to or earned by our named executive officers during our three most recently completed fiscal years:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Bradley A. Cleveland,	2013	270,000	—	—	508,433	—	778,433
Former Chief Executive Officer	2012	241,084	—	—	200,919	—	442,003
	2011	240,017	—	—	273,331	—	513,348

John R. Judd,	2013	252,000	—	400,000	237,595	—	889,595
Chief Financial Officer	2012	240,000	75,000	216,000	111,120	10,000	652,120
	2011	136,615	100	1,515,816	129,648	58	1,782,237

Donald G. Krantz,	2013	265,000	—	400,000	248,408	—	913,408
Chief Operating Officer	2012	229,215	—	216,000	106,127	2,453	553,795
	2011	211,975	200	—	210,597	9,108	431,880

Jacqueline D. Schneider	2013	222,000	—	400,000	208,716	—	830,716
Vice President of Sales and Customer Service

John B. Tumelty	2013	189,268 (5)	—	400,000	161,758 (5)	14,860	765,886
Managing Director, Proto Labs, Limited

(1)

Bonuses awarded for services during 2011 were part of a discretionary bonus program for U.S. employees generally. The bonus paid to Mr. Judd in 2012 is due to the one-time bonus payment owed to him under his employment agreement as discussed above under “Employment Agreements, Severance and Change in Control Benefits.”

(2)

Amounts shown in this column represent the grant date fair values of stock option awards computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2013 contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(3)	Amounts shown in this column represent amounts earned under our annual incentive bonus program.
(4)	Amounts shown in this column for 2013 include Company contributions to our 401(k) retirement plan.
(5)

Mr. Tumelty’s cash and other compensation was paid in British pounds sterling and is converted into U.S. dollars in the table above using an exchange rate of £1 = $1.5642 based on average monthly exchange rates during 2013.

Grants of Plan-Based Awards

The following table summarizes the grants of plan-based awards made to our named executive officers during the year ended December 31, 2013:

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Compensation Committee Approval Date (1)	Threshold ($)	Target ($)	Maximum ($) (2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (3)
Bradley A. Cleveland			202,500	405,000	n/a

John R. Judd	2/15/13	1/10/13	94,500	189,000	n/a	16,170	47.08	400,000

Donald G. Krantz	2/15/13	1/10/13	99,375	198,750	n/a	16,170	47.08	400,000

Jacqueline D. Schneider	2/15/13	1/10/13	83,250	166,500	n/a	16,170	47.08	400,000

John B. Tumelty	2/15/13	1/10/13	43,317 (4)	94,634 (4)	n/a	16,170	47.08	400,000

(1)

The compensation committee approved a grant of stock option identified in the “All Other Option Awards” column of this table on January 10, 2013. In accordance with the terms of this approval and our equity grant timing policy described above under “Compensation Discussion and Analysis – Long-Term Equity-Based Compensation,” the awards were granted on February 15, 2013.

(2)

As discussed above in “Compensation Discussion and Analysis – Executive Compensation Philosophy and Objectives – Annual Bonuses,” amounts paid under our annual incentive bonus program for 2013 were based in part on our revenue growth for the year. If the threshold level of revenue growth or adjusted operating income margin was not achieved for the year, no bonuses would have been paid. We also did not impose a maximum amount executive officers could receive under the program to reward their ability to grow the revenue of our Company, with appropriate adjusted operating income margins, to the maximum extent possible.

(3)

Amounts shown in this column represent the grant date fair values of stock option awards computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2013 contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(4)	This amount is converted from British pounds sterling into U.S. dollars using an exchange rate of £1 = $1.5642 based on average monthly exchange rates during 2013.

Outstanding Equity Awards at 2013 Year-End

The following table provides information on each named executive officer’s outstanding equity awards as of December 31, 2013, the last day of our most recent fiscal year:

	Option Awards
Name	Option Grant Date (1)	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Bradley A. Cleveland	—	—	—	—	—
John R. Judd	06/22/11	58,333	116,667	20.07	06/22/21
	05/07/12	2,714	10,856	30.58	05/07/22
	02/15/13	__	16,170	47.08	02/15/23
Donald G. Krantz	12/21/10	21,000	42,000	7.86	12/21/20
	05/07/12	2,714	10,856	30.58	050/7/22
	02/15/13	__	16,170	47.08	02/25/23
Jacqueline D. Schneider	03/11/08	5,000	__	4.54	03/11/18
	04/28/09	__	7,000	5.56	04/28/19
	12/21/10	14,000	28,000	7.86	12/21/20
	05/07/12	1,714	10,856	30.58	05/07/22
	02/15/13	__	16,170	47.08	02/15/23
John B. Tumelty	12/21/10	1,750	42,000	7.86	12/21/20
	05/07/12	2,714	10,856	30.58	05/07/22
	02/15/13	__	16,170	47.08	02/15/23

(1)

The option awards with a grant dates of 3/11/08, 4/28/09, 12/21/10, 5/7/12 and 2/15/13 vest as to 20% of the shares subject to each award on each of the first five anniversaries of the grant date. The option award with a grant date of 6/22/11 vests as to one-third of the shares subject to the award on each of the first three anniversaries of the grant date.

Option Exercises and Stock Vested in 2013

The following table summarizes the value realized by our named executive officers on option awards exercised during the year ended December 31, 2013.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
Bradley A. Cleveland	—	$—
John R. Judd	100,000	5,029,691
Donald G. Krantz	115,000	4,916,491
Jacqueline D. Schneider	66,000	3,047,084
John B. Tumelty	61,250	2,828,130

(1)	The value realized on exercise is calculated as the difference between the actual sales price of the shares underlying the options exercised and the applicable exercise price of those options.

Pension Benefits

We do not offer any defined benefit pension plans.

Nonqualified Deferred Compensation

We do not offer any nonqualified deferred compensation plans.

Potential Payments Upon Termination or Change in Control

Other than our employment agreement with Mr. Judd, the severance agreements we entered into with certain of our executive officers in 2013, and the arrangements involving option awards described below, we are not parties to any agreement, plan or arrangement providing for payments or benefits to our named executive officers upon termination of employment or in connection with a change in control of our Company.

John Judd Employment Agreement

In June 2012, we renewed the employment agreement with Mr. Judd, our CFO. The agreement has a one-year term and will automatically be renewed for successive one-year periods unless either party provides a notice of non-renewal to the other at least 90 days before the end of any one-year period. The agreement provides that Mr. Judd’s employment is “at will” and sets forth the elements of his initial compensation. See “Compensation Discussion and Analysis” for information regarding Mr. Judd’s compensation. The agreement also provides that if, within 18 months after a change in control of our Company, we terminate Mr. Judd’s employment without cause, or Mr. Judd terminates his employment for “good reason,” then he will be entitled to severance benefits so long as he complies with an ongoing confidentiality obligation and a two-year non-competition obligation. The severance benefits available to Mr. Judd consist of (i) a lump sum cash payment in an amount equal to his annual base salary in effect immediately prior to the change in control plus his target annual bonus for the year in which the change in control occurs, and (ii) our continued payment for 12 months after such termination of the employer’s portion of the premiums for group health plan coverage for Mr. Judd and his dependents if he elects continued COBRA coverage under our plan. Any stock options granted to Mr. Judd by us shall be subject the terms of the applicable award agreements and our 2000 Stock Option Plan with respect to any termination of Mr. Judd’s employment or any “Change in Control.”

For purposes of Mr. Judd’s employment agreement, “change in control” is defined in a manner substantially similar to that in our 2000 Plan, as described below. “Cause” for termination is generally defined to include (i) conviction of a felony; (ii) gross negligence or willful misconduct injurious to our Company; (iii) willful violation of directions of our board of directors; (iv) excessive absenteeism; (v) material failure to comply with the employment agreement; (vi) failure to cooperate with us in any investigation or formal proceeding; and (vii) any act of fraud injurious to our Company. “Good reason” for termination is generally defined to include (i) a material reduction or diminution in his responsibilities or duties; (ii) a material reduction in his base salary; (iii) the relocation of his primary work location to a location more than 75 miles from the location of his prior primary work location; and (iv) the failure of any successor to or assignee of us to perform, in any material respect, our obligations under the employment agreement.

2000 Plan

Under the 2000 Plan and the option award agreements under that plan, upon the death or disability of a named executive officer, all outstanding options vest in full, and the options remain exercisable until the earlier of (1) one year after the date employment ends or (2) the expiration date of the option. If employment ends for a reason other than death or disability, the then currently vested and exercisable portion of an option will remain exercisable until the earlier of (1) three months after the date employment ends or (2) the expiration date of the option, and may be exercised to the extent it was exercisable at or before employment ended.

The 2000 Plan provides that stock option awards may become fully vested and exercisable upon the occurrence of a change in control of our Company, as defined below, if provided in the award agreement or by the compensation committee. Generally, stock option award agreements under our 2000 Plan provide that option awards to employees will become fully vested and exercisable upon the occurrence of a change in control of our Company. The 2000 Plan also provides our compensation committee with the discretion to cancel some or all outstanding stock options in connection with a change in control that does not involve a change in the majority of the members of our board of directors, and pay each holder of a canceled option an amount in cash equal to the excess of the fair market value of the shares subject to the option immediately prior to the change in control over the aggregate exercise price of the shares subject to the option, which we refer to as the “option spread.” In addition, in the event of a merger, consolidation or statutory share exchange involving our Company, a sale of substantially all of its assets, or its liquidation or dissolution, any of which are referred to as an “event,” then our compensation committee will have the discretion to declare, prior to the event, that the exercisability of all options will be accelerated prior to the event and that all options will be canceled at the time of the event. The compensation committee may also, in such circumstances, pay each holder of a canceled option an amount in cash equal to the option spread, calculated using the value of the per share proceeds to be received by our shareholders upon the occurrence of the event. Alternatively, if the event is a merger, consolidation or statutory share exchange, our compensation committee may act to protect outstanding options by substituting for them either options to purchase voting common stock of the surviving corporation (or its parent) or voting common stock of the surviving corporation (or its parent) that have a fair market value equal to the option spread, calculated using the value of the per share proceeds to be received by our shareholders upon the occurrence of the event.

Under the 2000 Plan, a “change in control” generally occurs if (1) any person or group becomes the beneficial owner of 50% or more of the voting power of our equity securities (30% or more for options granted prior to January 22, 2007); (2) a majority of our board of directors no longer consists of individuals who were directors as of the effective date of the 2000 Plan or for whose election proxies have been solicited by our board of directors or who were appointed by our board of directors to fill a vacancy caused by death or resignation or a newly-created directorship; (3) our shareholders approve a merger, reorganization, consolidation or statutory share exchange involving our Company, or a sale of all or substantially all of our Company’s assets (unless more than 70% of the voting power of the then outstanding shares of voting stock of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction); or (4) our shareholders approve a complete liquidation or dissolution of our Company.

The 2000 Plan provides that in the event any payments or benefits provided under our 2000 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Internal Revenue Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

2012 Plan

Under the 2012 Plan, upon termination for cause, all unvested awards and all unexercised stock options and SARs will be forfeited. Upon termination due to death or disability, any unvested portion of an award will immediately become vested and exercisable in full and options and SARs will remain exercisable for twelve months after the date of termination. Upon termination for any other reason, the then currently vested and exercisable portion of any option or SAR will remain exercisable for three months after termination (unless the participant dies during that three-month period, in which case the post-termination exercise period will be extended to twelve months). Any post-termination exercise period may, however, be extended by the compensation committee if the issuance of shares upon such exercise would then violate applicable registration requirements under the Securities Act. Any such post-termination exercise period may not, however, extend beyond the expiration date of any option or SAR. After giving effect to any accelerated vesting as provided above, all unvested and unexercisable portions of outstanding awards will be forfeited in connection with a termination of service.

Under the 2012 Plan, unless otherwise provided in an award agreement, if a change in control, as defined below, occurs that involves a sale of all or substantially all of our assets or a merger, consolidation, reorganization or statutory share exchange involving our Company, our board of directors or compensation committee are to take one or more of the following actions with respect to outstanding awards under the 2012 Plan:

•	Arrange for the surviving or successor entity to continue, assume or replace some or all of the outstanding awards under the 2012 Plan.

•

Accelerate the vesting and exercisability of outstanding awards prior to and conditioned upon the occurrence of the event and provide that unexercised options and SARs will be terminated at the effective time of the event.

•

Cancel any outstanding award in exchange for payment to the holder of the amount of the consideration that would have been received in the event for the number of shares subject to the award, less the aggregate exercise price (if any) of the award.

•

Provide that if an award is continued, assumed or replaced in connection with such an event and if within 18 months after the event a participant experiences an involuntary termination of service other than for cause, the participant’s outstanding awards will vest in full, will immediately become fully exercisable and will remain exercisable for one year following termination.

•	Make certain adjustments to awards as provided in the 2012 Plan.

In the event of a change in control that does not involve a merger, consolidation, reorganization, statutory share exchange or sale of all or substantially all of our Company’s assets, our board of directors or compensation committee, in its discretion, may provide (1) that any outstanding award will become fully vested and exercisable upon the change in control or upon the termination of the participant’s service without cause within 18 months after the change in control, (2) that any outstanding option or SAR will remain exercisable during all or some specified portion of its remaining term, or (3) that any outstanding award will be canceled in exchange for payment to the participant of the amount of the consideration that would have been received in the change in control for the number of shares subject to the award less the aggregate exercise price (if any) of the award.

The form of option award agreement approved by the compensation committee for use under the 2012 Plan provides that if, within 12 months of a change in control, an optionee’s employment is involuntarily terminated without cause or the optionee resigns for good reason and if the option or a replacement thereof then remains outstanding, it will immediately become exercisable in full and remain exercisable for one year following termination.

Under the 2012 Plan, a “change in control” generally occurs if (i) any person or group becomes the beneficial owner of more than 50% of the voting power of our equity securities; (ii) a majority of our board of directors no longer consists of (1) individuals who are members of our board of directors on the effective date of  the 2012 Plan or (2) individuals who are elected subsequent to the effective date and whose initial election or nomination was approved by at least a majority of the directors described in clause (1) or (2); or (iii) the consummation of any reorganization, merger, consolidation or statutory share exchange involving us or a sale or other disposition of all or substantially all of our assets, unless more than 50% of the voting power of the then outstanding shares of voting stock of the buyer or surviving party in the transaction is beneficially owned in substantially the same proportions by persons who were beneficial owners of our voting securities before the transaction.

The 2012 Plan provides that in the event any payments or benefits provided under our 2012 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Section 280G of the Internal Revenue Code, such payments or benefits may be reduced to provide the individual with the best after-tax result. Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Section 4999 of the Internal Revenue Code is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

Severance Agreements

In February 2013, we entered into severance agreements with certain of our executive officers located in the United States, except we did not enter into a severance agreement with our CEO, CFO, or Chairman at the time. In addition, in March 2013 we entered into a severance agreement with our executive officer in the United Kingdom. Our CFO has a separate severance arrangement with us as part of his employment agreement, which is described above. If such executive officer’s employment is terminated by us without Cause or if the executive voluntary resigns for Good Reason (both as defined in the severance agreement), such executive officer will be entitled to the following severance pay and benefits: (i) a cash payment equal to one times the executive officer’s annualized base salary generally payable in substantially equal installments in accordance with our regular payroll practices over a 12-month period; (ii) a pro rata cash incentive bonus amount calculated in accordance with the severance agreement payable in a lump sum at the same time as other eligible employees under our annual cash incentive bonus plan for such calendar year are paid their bonuses under such bonus plan, but in any event no later than March 15 of the calendar year immediately following the calendar year in which the executive officer’s termination date occurs and (iii) continuation of certain benefits pursuant to COBRA for 12 months. In addition, notwithstanding any language in any stock option agreement under our 2012 Long-Term Incentive Plan or in the 2012 Long-Term Incentive Plan to the contrary, a pro rata portion, as calculated in the severance agreement, of the unvested options to purchase shares of our stock held by such executive officer that are scheduled to vest on the next anniversary date will vest. An executive officer’s receipt of these severance pay and benefits will be conditioned on such executive’s execution of a release of claims against the Company.

Potential Payments

The following table shows the value of stock option awards whose vesting would have been accelerated (i) under the 2000 Plan and 2012 Plan and the applicable award agreements if the named executive officer had died or became disabled on December 31, 2013, the last day of our most recent fiscal year and (ii) under any severance agreement, the 2000 Plan, or the 2012 Plan, as applicable, in connection with a the termination of the named executive officer or a change in control of our Company. The table also shows the severance and benefits continuation amounts that would have been paid to Mr. Judd under his employment agreement if, on December 31, 2013 and in connection with a change in control, his employment would have been involuntarily terminated without cause or he would have resigned for good reason. The table also shows the severance and benefits continuation amounts that would have been paid to our named executive officers other than Messrs. Cleveland and Judd under the officer’s severance agreement, if on December 31, 2013, the officer’s employment would have been involuntarily terminated without cause or the officer would have resigned with good reason. In addition to the amounts shown in the table, each named executive officer would receive payments for amounts of base salary and vacation time accrued through the date of termination and payment for any reimbursable business expenses incurred prior to the date of termination.

Name	Severance Payment ($)	Benefits Continuation ($)	Value Realized on Accelerated Option Vesting – Death or Disability ($) (1)(4)	Value Realized on Accelerated Option Vesting – Change in Control ($)(1)(4)	Value Realized on Accelerated Option Vesting– Termination ($) (2)(3)(4)
Bradley A. Cleveland	—	—	—	—	—

John R. Judd	441,000	7,880	3,811,850	3,811,850	1,629,108

Donald G. Krantz	513,408	5,178	3,489,891	3,489,891	138,408

Jacqueline D. Schneider	430,716	5,032	2,603,411	2,603,411	111,342

John B. Tumelty	371,559 (5)	1,503	3,489,891	3,489,891	138,408

(1)	Under the 2000 Plan and 2012 Plan, the vesting of options will be accelerated upon death or disability and may be accelerated upon a change in control.
(2)	Termination includes termination of employment other than for Cause, death or disability.
(3)

Under the 2000 Plan and 2012 Plan, the vesting of options is not accelerated upon termination for reasons other than for Cause, death or disability, however the compensation committee may determine that awards vest. Under the severance agreements entered into with Messrs. Krantz and Tumelty and Ms. Schneider, the vesting of options scheduled to vest on the next anniversary date will be accelerated on a pro rata basis as provided in the agreement, if the officer is terminated without Cause or for Good Reason.

(4)

Amounts shown are equal to the value of stock option awards whose vesting and exercisability would have been accelerated. The value of each option award for these purposes is calculated based on the difference between the fair market value of our common stock on December 31, 2013 ($71.18) and the exercise price of that option.

(5)

The severance payment to Mr. Tumelty based on the assumptions described above would have been £224,413, which is converted into U.S. dollars in the table above using an exchange rate of £1.00 = $1.6557, which was the closing spot exchange rate on December 31, 2013 as quoted by Bloomberg Markets.

Information Regarding Equity-Based Compensation Plans

The following table sets forth information about our equity compensation plans as of December 31, 2013.

Plan Category	Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(in thousands)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)	Securities Remaining Available for Future Issuance Under Equity Compensation Plans (#)(in thousands)
Equity Compensation Plans Approved by Shareholders (1)(2)	1,143,250	19.03	4,449,205	(3)
Equity Compensation Plans Not Approved by Shareholders	—	—	—
Total	1,143,250	19.03	4,449,205

(1)	Includes the 2000 Stock Option Plan, the 2012 Long-Term Incentive Plan and our Employee Stock Purchase Plan.
(2)

The 2012 Long-Term Incentive Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance under the 2012 Long-Term Incentive Plan shall be increased on January 1 of each year beginning in 2012 and ending on (and including) January 1, 2021 in an amount equal to the lesser of 3% of the total number of our shares outstanding as of December 31 of the immediately preceding calendar year or a number of shares determined by our board of directors.

(3)	Includes 1,382,891 shares remaining available for issuance as of December 31, 2013 under our Employee Stock Purchase Plan.

COMPENSATION COMMITTEE REPORT

The compensation committee assists the board of directors in establishing a philosophy and policies regarding executive and director compensation, provides oversight of the administration of our director and executive compensation programs and administers our equity-based plans, reviews the compensation of directors, named executive officers and senior management and prepares any report on executive compensation required by the rules and regulations of the SEC or other regulatory body, including this compensation committee report.

In performing its oversight responsibilities, the compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, we have recommended to the board that the Compensation Discussion and Analysis be included in the Proxy Statement for the 2014 Annual Meeting of Shareholders.

COMPENSATION COMMITTEE

Rainer Gawlick, Chair

Matthew C. Blodgett

Douglas W. Kohrs

Compensation Risk Assessment

Management conducted a risk assessment of our employee compensation policies and practices, including those that apply to our executive officers. Management reviewed our compensation plans, program design and existing practices as well as global and local compensation policies, programs and practices applicable to all employees. Management then analyzed the likelihood and magnitude of potential risks, focusing on whether any of our compensation policies and practices varied significantly from our overall risk and reward structure, whether any such policies and practices incentivized individuals to take risks that were inconsistent with our goals, and whether any such policies and practices have resulted in establishing an inappropriate balance between short-term and long-term incentive arrangements.

Management discussed the findings of the risk assessment with the compensation committee. Based on the assessment, we have concluded that our compensation policies and practices are aligned with the interests of shareholders, appropriately reward pay for performance and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Conflict of Interest Analysis

Our compensation committee has considered the relationships that its compensation consultant has had with the Company, the members of the compensation committee and our executive officers, as well as the policies that such consultant has in place to maintain its independence and objectivity, and has determined that the work performed by its compensation consultant has raised no conflicts of interest.

DIRECTOR COMPENSATION

Directors who are also our employees receive no additional compensation for serving on our board of directors. Our non-employee directors who were not significant shareholders received the following compensation for their service during 2013:

Annual cash retainer:	$30,000

Annual cash retainer for lead independent director:	$15,000

Annual cash retainer for committee chairs:	Audit Committee: $15,000 Compensation Committee: $10,000 Nominating Committee: $7,500

Annual cash retainer for other committee members:	Audit Committee: $7,500 Compensation Committee: $5,000 Nominating Committee: $3,750

Annual equity award:	Stock option with $70,000 grant date fair value, becoming vested and exercisable in full on the first anniversary of the grant date

New director equity award:	Fully-vested shares of common stock with a value of $100,000 granted on the date the director is first elected to the board

Meeting fees:

Generally none, but compensation committee has the discretion to provide for meeting fees if the number of board of directors meetings exceeds eight per year or if the number of meetings of any committee exceeds six per year

Historically, directors affiliated with our significant shareholders did not receive compensation for their service as directors. During 2013, North Bridge, which employed Matthew Blodgett during 2013, disposed of shares of our common stock and ceased to be one of our significant shareholders. As a result, the compensation committee decided that Mr. Blodgett began participating in our non-employee director compensation plan on the following basis:

•	With respect to 2013, Mr. Blodgett received one-fourth of the annual cash retainer for his service as a member of our board of directors and the committees on which he served during 2013;
•	Mr. Blodgett did not receive an annual equity award for his service during 2013;
•

With respect to years following 2013, Mr. Blodgett will be entitled to participate in our non-employee director compensation plan to the same extent as the other non-employee members of the board of directors for so long as he remains a director;

•	Mr. Blodgett will not receive a new director equity award.

Mr. Blodgett is not seeking reelection at the Annual Meeting and his service as a director will terminate upon the conclusion of the Annual Meeting.

We have stock ownership guidelines for our non-employee directors who are not significant shareholders. Each such director is expected to own shares of our common stock with a fair market value of at least three times the amount of the annual board member retainer, and to achieve this ownership level within three years after first joining our board of directors or, in the case of Mr. Blodgett, beginning to participate in our non-employee director compensation plan. Until a director has satisfied this ownership guideline, the director may not dispose of any shares of our common stock, except for sales whose proceeds will be used to pay the exercise price in connection with an option exercise or to pay applicable income taxes in connection with the vesting, exercise or payout of any equity-based award. For purposes of this guideline, shares subject to an unvested or unexercised equity-based award will be counted as owned shares. All of our directors who are not significant shareholders have met these guidelines.

Non-Employee Director Compensation for 2013

The following table sets forth information concerning annual compensation for our non-employee directors during the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Matthew C. Blodgett	8,750	—	8,750
Rainer Gawlick	40,000	70,000	110,000
John B. Goodman	45,000	70,000	115,000
Douglas A. Kingsley (2)(3)	—	—	—
Douglas W. Kohrs	35,000	70,000	105,000
Margaret A. Loftus	33,750	70,000	103,750
Brian K. Smith	37,500	70,000	107,500
Sven A. Wehrwein	63,750	70,000	133,750

(1)

Amounts shown in this column represent the grant date fair values of stock option awards granted during 2013 computed in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718) utilizing the assumptions discussed in Note 10 to our Consolidated Financial Statements for the year ended December 31, 2013 contained in our Annual Report on Form 10-K for the year ended December 31, 2013, and disregarding the effects of any estimates of forfeitures related to service-based vesting.

(2)

During the fiscal year ended December 31, 2013, Mr. Kingsley was affiliated with a significant shareholder and therefore did not receive compensation for service as non-employee directors of the Company.

(3)	Mr. Kingsley resigned from our board of directors in February 2013.

Non-Employee Directors – Outstanding Equity Awards at 2013 Fiscal Year-End

The following table summarizes for each of our non-employee directors the number of shares underlying unexercised option awards as of December 31, 2013:

Name	Number of Shares Underlying Unexercised Options
Matthew C. Blodgett	—
Rainer Gawlick	24,977
John B. Goodman	18,477
Douglas A. Kingsley (1)	—
Douglas Kohrs	7,477
Margaret A. Loftus	7,477
Brian K. Smith	2,715
Sven A. Wehrwein	7,477

(1)	Mr. Kingsley resigned from our board of directors in February 2013.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for fiscal 2014, and the board of directors is asking shareholders to ratify that selection. Although current law, rules and regulations, as well as the audit committee charter require our independent registered public accounting firm to be engaged, retained, and supervised by the audit committee, the board of directors considers the selection of an independent registered public accounting firm to be an important matter of shareholder concern and considers a proposal for shareholders to ratify such selection to be an opportunity for shareholders to provide direct feedback to the board of directors on a significant issue of corporate governance.

If the selection of E&Y as our independent registered public accounting firm for fiscal 2014 is not ratified by our shareholders, the audit committee will review its future selection of an independent registered public accounting firm in the light of that vote result.

Representatives of E&Y will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD, UPON RECOMMENDATION OF THE AUDIT COMMITTEE, UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2014.

AUDIT COMMITTEE REPORT

The following is the report of the audit committee. The audit committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2013 with our management. In addition, the audit committee has discussed with Ernst & Young LLP, our independent accountants (“E&Y”), the matters required to be discussed by standards promulgated by the American Institute of Certified Public Accountants (“AICPA”) and Public Company Accounting Oversight Board (“PCAOB”), including Statement on Auditing Standards No. 61 as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the PCAOB in Rule 3200T. The audit committee also has received the written disclosures and the letter from E&Y as required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the audit committee has discussed with E&Y the independence of E&Y.

Based on the audit committee’s review of the matters noted above and its discussions with our independent accountants and our management, the audit committee recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

Sven A. Wehrwein, Chair

John B. Goodman

Brian K. Smith

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

	Fiscal Year
	2013	2012
Audit Fees (1)	$471,500	$717,397
Audit-Related Fees	—	—
Tax Fees	143,252	—
All Other Fees	—	—

Total	$614,752	$717,397

(1)	Reflects the fees approved by Proto Labs and billed or to be billed by E&Y with respect to services performed for the audit and other services for the applicable fiscal year.

“Audit Fees” consisted of fees for the audit of our annual financial statements, including audited financial statements presented in our Annual Report on Form 10-K, audit of our internal control over financial reporting, review of the financial statements presented in our quarterly reports on Form 10-Q, and services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdiction.

“Audit-Related Fees” consisted of assurance and related services by E&Y that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

“Tax Fees” consisted of professional services rendered by E&Y for tax compliance, tax advice and tax planning. The services for the fees disclosed under this category include tax return preparation and technical tax advice.

Pre-approval Policy. The audit committee has established a policy governing our use of the services of our independent registered public accountants. Under the policy, the audit committee is required to pre-approve all audit and non-audit services performed by our independent registered public accountants in order to ensure that the provision of such services does not impair the public accountants’ independence. In fiscal years 2013 and 2012, all fees identified above under the captions “Audit Fees,” “Audit-Related Fees” and “Tax Fees” that were billed by E&Y were approved by the audit committee in accordance with SEC requirements.

The audit committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining their independence.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide advisory approval of the compensation of our named executive officers included in this Proxy Statement, as we have described it above. While this vote is advisory and not binding, the compensation committee will consider the outcome of the vote when making future compensation decisions for our executive officers. We believe our compensation program aligns the interests of our executive officers and shareholders and serves the best interests of our shareholders. During 2013, our Company performed well, with our stock price increasing 80.6% between the beginning and end of the year, our revenue increasing 29.5% compared to the prior year, and our net income increasing 46.8% compared to the prior year. We believe the compensation earned by our named executive officers for 2013 reflects these strong results while remaining at a reasonable level and not encouraging excessive risk taking.

The Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the compensation paid to the individuals identified in the Summary Compensation Table, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section and the related compensation tables and accompanying footnotes and narratives), is hereby approved.

The Board of Directors recommends that you vote FOR the advisory (non-binding) resolution.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION

We are seeking an advisory vote from shareholders as to the frequency with which shareholders would have an opportunity to provide future advisory votes on the compensation of our named executive officers. Shareholders may select a frequency of every one, two or three years, or abstain from voting on this matter. The board of directors recommends that shareholders approve a frequency of one year (i.e., an annual vote) to allow shareholders an opportunity to provide regular, frequent feedback on our executive compensation policies and practices, which we believe is consistent with good governance practices. The frequency recommended by shareholders will not be binding on us or the board of directors.

The Board of Directors recommends that you vote ONE YEAR on the advisory vote on the frequency of future say-on-pay votes.

OTHER MATTERS

The board of directors is not aware of any matters that are expected to come before the Annual Meeting other than those referred to in this Proxy Statement. If any other matter should come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

SUBMISSION OF SHAREHOLDER PROPOSALS AND NOMINATIONS

Proposals Included in the Proxy Statement

Proposals of our shareholders that are intended to be presented by such shareholders at our fiscal 2014 Annual Meeting of Shareholders to be held in calendar 2015 and that shareholders desire to have included in our proxy materials related to such Annual Meeting must be received by us at our principal executive offices no later than 5:00 p.m. Central Time, December 7, 2014, which is 120 calendar days prior to the anniversary of this year’s mailing date. Upon timely receipt of any such proposal we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations governing the solicitation of proxies.

Proposals Not Included in the Proxy Statement

If a shareholder wishes to present a proposal at our fiscal 2014 Annual Meeting of Shareholders to be held in calendar 2015 or to nominate one or more directors and the proposal is not intended to be included in our proxy statement relating to that Annual Meeting, the shareholder must give advance notice to us prior to the deadline for such Annual Meeting determined in accordance with our by-laws. In general, our by-laws provide that such notice should be addressed to the Secretary and be no less than 90 days prior to the first anniversary of the preceding year’s Annual Meeting, except in certain circumstances. For purposes of our fiscal 2014 Annual Meeting, such notice must be received no later than February 19, 2015. Our by-laws set out specific requirements that such shareholders and written notices must satisfy. Copies of those requirements will be forwarded to any shareholder upon written request to the Secretary of the Company.

ADDITIONAL INFORMATION

Our Annual Report on Form 10-K for fiscal 2013 is being mailed with this Proxy Statement to our shareholders of record. Shareholders whose shares are held in a brokerage, bank or similar account will receive the Notice from the organization holding the account. The Notice contains instructions on how to access our proxy materials on the Internet and vote your shares of stock over the Internet and how to request a paper copy of our proxy materials.

A copy of our Annual Report on Form 10-K for the year ended December 31, 2013, as filed with the SEC, will be sent to any shareholder without charge upon written request addressed to:

Chief Financial Officer

Proto Labs, Inc.

5540 Pioneer Creek Drive

Maple Plain, Minnesota 55359

(763) 479-3680

You may also obtain our Annual Report on Form 10-K over the Internet at the SEC’s Internet site, www.sec.gov.

Additional copies of the Annual Report on Form 10-K, the Notice, this Proxy Statement and the accompanying proxy may be obtained from John R. Judd, the Chief Financial Officer of the Company, at the address above. Copies of exhibits to the Annual Report on Form 10-K may be obtained upon payment to us of the reasonable expense incurred in providing such exhibits.

By Order of the Board of Directors

William R. Langton

Secretary

PROTO LABS, INC.
ATTN: JOHN JUDD
5540 PIONEER CREEK DRIVE
MAPLE PLAIN, MN 55359

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 19, 2014. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic ballot.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 19, 2014. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Lawrence J. Lukis 02 Victoria M. Holt 03 Bradley A. Cleveland 04 Rainer Gawlick 05 John B. Goodman
06 Douglas W. Kohrs 07 Brian K. Smith 08 Sven A. Wehrwein

The Board of Directors recommends you vote FOR proposals 2. and 3.

	For	Against	Abstain
2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014.	☐	☐	☐
3. Advisory approval of executive compensation.	☐	☐	☐

The Board of Directors recommends you vote 1 YEAR on the following proposal:

	1 year	2 years	3 years	Abstain
4. Advisory approval of the frequency of future advisory votes on executive compensation.	☐	☐	☐	☐

NOTE: This proxy, when properly executed, will be voted as directed, or if no direction is given, FOR Proposals 1, 2 and 3 and 1 Year on Proposal 4. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournment or postponement thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000207281_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report on Form 10-K is/are available at www.proxyvote.com .

PROTO LABS, INC.
Annual Meeting of Shareholders
May 20, 2014 9:00 AM CDT
This proxy is solicited by the Board of Directors

The shareholder hereby appoints Victoria M. Holt or John R. Judd, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Proto Labs, Inc. that the shareholder is entitled to vote at the 2014 Annual Meeting of Shareholders to be held at 9:00 a.m., local time, on May 20, 2014, at the office of Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, MN 55402, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. This proxy will be voted in the discretion of the proxies upon such other matters as may properly come before the 2014 Annual Meeting of Shareholders or any postponement or adjournment thereof.

Address change/comments:

____

____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000207281_2 R1.0.0.51160

*** Exercise Your *Right* to Vote ***

PROTO LABS, INC.

Meeting Information

Meeting Type: Annual Meeting
For holders as of: March 25, 2014
Date: May 20, 2014 **Time:** 9:00 AM CDT
Location: Faegre Baker Daniels LLP
2200 Wells Fargo Center
90 South Seventh Street
Minneapolis, MN 55402

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at *www.proxyvote.com* or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

0000207279_1 R1.0.0.51160

— Before You Vote —

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. Notice & Proxy Statement 2. Annual Report on Form 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) and visit: *www.proxyvote.com*.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1) *BY INTERNET*: www.proxyvote.com
2) *BY TELEPHONE*: 1-800-579-1639
3) *BY E-MAIL**: sendmaterial@proxyvote.com

* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow → XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 06, 2014 to facilitate timely delivery.

— How To Vote —

Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a "*legal proxy.*" To do so, please follow the instructions at *www.proxyvote.com* or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to *www.proxyvote.com*. Have the information that is printed in the box marked by the arrow → XXXX XXXX XXXX available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

0000207279_2 R1.0.0.51160

Voting items

1. Election of Directors

Nominees

01 Lawrence J. Lukis	02 Victoria M. Holt	03 Bradley A. Cleveland	04 Rainer Gawlick	05 John B. Goodman
06 Douglas W. Kohrs	07 Brian K. Smith	08 Sven A. Wehrwein		

The Board of Directors recommends you vote FOR the following proposal(s):

2. Ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal year 2014.

3. Advisory approval of executive compensation.

The Board of Directors recommends you vote 1 YEAR on the following proposal:

NOTE: This proxy, when properly executed, will be voted as directed, or if no direction is given, FOR Proposals 1, 2 and 3 and 1 Year on Proposal 4. Discretionary authority is hereby conferred as to all other matters which may properly come before the meeting or any adjournment or postponement thereof.

0000207279_3 R1.0.0.51160